Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

PACIRA BIOSCIENCES, INC.,

VIATRIS INC.,

and

PEACH PURCHASER SUB INC.

Dated as of October 8, 2026

-i-

(continued)

-ii-

(continued)

-iii-

Exhibits

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws

Annexes

Annex I	Conditions to the Offer

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 8, 2026 (the “Agreement Date”), by and among Viatris Inc., a Delaware corporation (“Parent”), Peach Purchaser Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Pacira BioSciences, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 1.

Recitals

WHEREAS, Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $36.50 per Share, in cash, net of applicable withholding Taxes and without interest (such amount, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share (other than the Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, upon the terms and conditions set forth in this Agreement and in accordance with the DGCL, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement and consummate the Transactions, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

WHEREAS, the board of directors of Purchaser has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are in the best interests of Purchaser, and declared it advisable for Purchaser to enter into this Agreement and consummate the Transactions, and (ii) approved the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions, including the Offer and the Merger.

WHEREAS, the board of directors of Parent has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are in the best interests of Parent, and declared it advisable for Parent to enter into this Agreement and consummate the Transactions, and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Offer and the Merger.

WHEREAS, each of Parent, Purchaser and the Company hereby acknowledges and agrees that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1            Definitions. For purposes of this Agreement (including this Article 1):

“Acceptable Confidentiality Agreement” means any confidentiality agreement with the Company containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receives non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that (a) the provisions contained therein are no less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (b) such agreement does not contain any provision that prohibits the Company from satisfying its obligations hereunder.

“Acquired Companies” means the Company and its Subsidiaries, collectively, and “Acquired Company” means any of them individually.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of any Acquired Company equal to 20% or more of the Acquired Companies’ consolidated assets (based on fair market value) or to which 20% or more of the Acquired Companies’ revenues or earnings on a consolidated basis are attributable, or any license, collaboration, lease or other arrangement having a similar effect, (b) issuance or acquisition of 20% or more of the outstanding Shares or other equity securities or voting power of the Company, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or other equity securities or voting power of the Company, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or other equity securities or voting power of the Company, or (e) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries that if consummated would result in (i) any Person or group (excluding pre-transaction stockholders of the Company to the extent they hold equity securities or voting power of the surviving or resulting entity in substantially the same proportions as their ownership of the Company immediately prior to such transaction) holding, directly or indirectly, 20% or more of the equity securities or voting power of the surviving or resulting entity, or (ii) pre-transaction stockholders of the Company (as a group), to the extent they hold equity securities or voting power of the surviving or resulting entity in substantially the same proportions as their ownership of the Company immediately prior to such transaction, holding, directly or indirectly, less than 80% of the equity securities or voting power of the surviving or resulting entity, in each case, other than the Transactions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the Preamble to this Agreement.

“Agreement Date” is defined in the Preamble to this Agreement.

“Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect.

“Anti-Money Laundering Laws” mean the Currency and Foreign Transactions Reporting Act of 1970 and any applicable Laws of similar effect.

“Antitrust Laws” mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Balance Sheet” is defined in Section 4.21 of this Agreement.

“Book-Entry Shares” mean non-certificated Shares represented by book-entry.

“Burdensome Condition” is defined in Section 7.2(b) of this Agreement.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Laws to be closed.

“Capped Call Counterparties” means Banco Santander, S.A., Barclays Bank PLC, Jefferies LLC, as agent for Jefferies International Limited, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, as agent for Royal Bank of Canada, and Truist Bank.

“Capped Call Documentation” means the twelve (12) letter agreements relating to call options on the Shares underlying the Company Convertible Notes, consisting of two (2) letter agreements with each Capped Call Counterparty, dated as of May 9, 2024 and May 10, 2024, respectively.

“Capped Call Transactions” means the transactions contemplated by the Capped Call Documentation.

“Certificated Shares” mean Shares evidenced by Certificates.

“Certificates” is defined in Section 3.6(b) of this Agreement.

“Change in Circumstance” means any material event or development or material change in circumstances with respect to the Acquired Companies, taken as a whole, that (a) was not known or reasonably foreseeable to the Company Board as of the Agreement Date, or was known or reasonably foreseeable to the Company Board as of the Agreement Date but the consequences of which were not known or reasonably foreseeable to the Company Board as of the Agreement Date, and (b) does not relate to (i) any Acquisition Proposal, (ii) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings (provided that this clause (ii) shall not exclude the underlying causes thereof), (iii) in and of itself, the Company meeting or exceeding internal or analysts’ expectations, projections, forecasts, guidance or estimates, including the results of operations of the Company (provided that this clause (iii) shall not exclude the underlying causes thereof), or (iv) the execution, announcement or pendency of this Agreement and the Transactions.

“Closing” is defined in Section 3.3(a) of this Agreement.

“Closing Date” is defined in Section 3.3(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the Preamble to this Agreement.

“Company Adverse Change Recommendation” is defined in Section 7.1(a) of this Agreement.

“Company Associate” means each current or former officer or other employee of any Acquired Company or each individual who is or has been an independent contractor, consultant or director of or to any Acquired Company.

“Company Board” is defined in the Recitals of this Agreement.

“Company Board Recommendation” is defined in the Recitals of this Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract to which an Acquired Company is a party or by which an Acquired Company or any of its assets is legally bound.

“Company Convertible Notes” means the 2.125% Convertible Senior Notes due 2029 issued under the Indenture.

“Company Data” means Personal Data and confidential information, in each case, that any Acquired Company (or any Person acting on behalf of the Acquired Companies) collects, stores, uses or maintains.

“Company Disclosure Documents” is defined in Section 4.6(e) of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent at least one (1) Business Day prior to the Agreement Date.

“Company Equity Plan” means the Company’s 2011 Stock Incentive Plan.

“Company ESPP” means the Company’s 2014 Employee Stock Purchase Plan.

“Company Inducement Plan” means the Company’s 2014 Inducement Plan.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by any Acquired Company.

“Company Lease” means any Company Contract pursuant to which any Acquired Company leases, subleases or licenses any Leased Real Property from another Person (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto).

“Company LTIP” means the Company’s cash-based Long-Term Incentive Plan.

“Company LTIP Award” means a cash-based award granted pursuant to the Company LTIP.

“Company Option” means an option to purchase Shares granted by the Company pursuant to the Company Equity Plan or the Company Inducement Plan.

“Company Products” means (a) any Acquired Company’s products, product candidates, therapies and medical devices, including all modifications thereto and processes relating to the use thereof, and (b) any products, product candidates, therapies, medical devices or services that are the subject of clinical trials or are being researched, tested, developed, designed, manufactured, marketed, sold, commercialized, offered, made available, exclusively licensed, distributed or branded by or on behalf of any Acquired Company, solely or jointly with any other Person. For the avoidance of doubt, Company Products shall include the products, product candidates, therapies and medical devices set forth in Section 1.1(a) of the Company Disclosure Schedule.

“Company Proprietary Information” is defined in Section 4.8(i) of this Agreement.

“Company PSU” means a performance share unit award granted pursuant to the Company Equity Plan.

“Company PSU Award Agreement” means the Performance Share Unit Award Notice and Performance Share Unit Award Agreement evidencing the grant of a Company PSU to the applicable participant under the Company Equity Plan.

“Company Registered IP” means all Company IP that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Body in any jurisdiction.

“Company Related Parties” is defined in Section 9.3(c) of this Agreement.

“Company Restricted Cash Award” means a restricted cash award granted by any Acquired Company to a Company Associate pursuant to a Restricted Cash Award Notice and Restricted Cash Award Agreement (together, a “Company Restricted Cash Award Agreement”).

“Company RSU” means a restricted stock unit award granted pursuant to the Company Equity Plan or the Company Inducement Plan. For the avoidance of doubt, the term “Company RSU” shall not include any Company PSU.

“Company SEC Documents” is defined in Section 4.6(a) of this Agreement.

“Company Stock Awards” means all Company Options, all Company RSUs and all Company PSUs.

“Confidentiality Agreement” is defined in Section 6.1 of this Agreement.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Continuing Employee” means an employee of the Company or any other Acquired Company who is employed by the Company or any other Acquired Company as of immediately prior to the Effective Time and who continues to be employed by Parent or the Surviving Corporation (or any Affiliate thereof) following the Effective Time.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sublease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Determination Notice” is defined in Section 7.1(b)(i) of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” is defined in Section 3.7 of this Agreement.

“DOJ” means the U.S. Department of Justice.

“DTC” is defined in Section 3.6(g) of this Agreement.

“Effect” means any change, effect, circumstance, fact, event, development or occurrence.

“Effective Time” is defined in Section 3.3(b) of this Agreement.

“Employee Plan” means (a) any bonus, vacation, deferred compensation, incentive compensation, equity, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement or any other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by any Acquired Company for the benefit of any current or former employee of the Company or with respect to which the Company or any other Acquired Company has any liability and (b) each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract providing compensation or benefits between any Acquired Company, on the one hand, and any Company Associate, on the other hand, but excluding, in the case of each of clauses (a) and (b), any employee benefit plan, program, agreement or arrangement that is mandated, maintained or administered by any Governmental Body.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first offer or first negotiation, preemptive right, community property interest or other restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 9.1(b) of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, natural resources or wildlife), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, cleanup or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means the Shares to be canceled pursuant to and in accordance with Section 3.5(a)(i) and Section 3.5(a)(ii) of this Agreement.

“Expiration Date” is defined in Section 2.1(c) of this Agreement.

“Extension Deadline” is defined in Section 2.1(c) of this Agreement.

“Existing Purchase Period” is defined in Section 3.8(h) of this Agreement.

“FDA” means the U.S. Food and Drug Administration.

“Flexion CVR Agreement” means that certain Contingent Value Rights Agreement, dated November 19, 2021, by and between the Company and American Stock Transfer & Trust Company, LLC.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” is defined in Section 4.6(b) of this Agreement.

“Good Clinical Practices” means ethical and scientific quality standards for designing, conducting, recording and reporting trials that involve the participation of human subjects, conflicts of interest and financial disclosures, including FDA regulations in 21 C.F.R. Parts 50, 54, 56, 812 and 814, and any other comparable applicable Law of the FDA or any other Governmental Body.

“Good Laboratory Practices” means the FDA regulations in 21 C.F.R. Part 58 and any other comparable applicable Law of the FDA or any other Governmental Body.

“Good Manufacturing Practices” means the good manufacturing practices required by the FFDCA, and the regulations promulgated thereunder by the FDA at 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials, and comparable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., including the quality guideline promulgated by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use designated ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the regulations promulgated thereunder.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Hazardous Materials” mean any waste, material, or substance that is listed, regulated, defined or designated under any applicable Law or by a Governmental Body as a pollutant, contaminant or priority or hazardous, toxic, harmful or other term of similar meaning or import, and includes any chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“Health Care Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FFDCA”), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Statements Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Health Information Technology for Economic and Clinical Health Act, federal Medicare and Medicaid statutes, each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and the regulations, rules, guidelines, guidance documents, advisory opinions, compliance program guidance and other interpretive guidance issued by the U.S. Department of Health and Human Services Office of Inspector General (OIG), the Centers for Medicare & Medicaid Services (CMS), and other applicable Governmental Bodies, and requirements promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Agreement” means any Contract that is (a) for off-the-shelf Software or Software as a Service offerings that are generally available on non-discriminatory pricing terms, (b) a Contract containing a non-exclusive license of Intellectual Property Rights that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing agreement that includes a license to use trademarks or other rights for the purposes of advertising or providing products or services during the term of and in accordance with such Contract, or (ii) a Contract for the purchase or lease of a photocopier, computer, network equipment, mobile phone or other equipment that also contains a license of Intellectual Property Rights, (c) a nondisclosure agreement, or (d) a non-exclusive license implied by law to end-user customers of any product or service, in the case of each of clauses (a) through (d), entered into in the ordinary course of business consistent with past practice.

“Indebtedness” of any Person means all liabilities or other obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person in respect of any (a) indebtedness for borrowed money (including the issuance of any debt security) to any other Person, (b) obligations evidenced by notes, bonds, debentures or similar Contracts to any other Person, (c) letters of credit and bankers’ acceptances (other than undrawn letters of credit used as security for leases), bank guarantees, surety bonds, performance bonds and similar instruments, including the principal, interest and fees owing thereon, (d) interest rate, currency swap, hedging, cap, collar or future Contracts or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services, (f) capital or finance leases reflected in such Person’s consolidated financial statements, if applicable, or leases required to be capitalized under GAAP, (g) any such obligations described in clauses (a) through (f) of any other Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation has been assumed by such first Person, or (h) guaranties of any such obligations described in clauses (a) through (g) of any other Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

“Indemnified Persons” is defined in Section 7.4(a) of this Agreement.

“Indemnifying Parties” is defined in Section 7.4(b) of this Agreement.

“Indenture” means the Indenture dated May 14, 2024, by and between the Company and Computershare Trust Company, National Association, as trustee with respect to the Company Convertible Notes.

“Intellectual Property Rights” means and includes all past, present, and future rights in intellectual property, which may exist or be created under the laws of any jurisdiction in the world, including all: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, Software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology (collectively, “Proprietary Information”); (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Knowledge” with respect to an Entity means with respect to any matter in question the actual knowledge of, in the case of the Company, the Persons listed on Section 1.1(b) of the Company Disclosure Schedule after reasonable inquiry, and in the case of any other Entity, such Entity’s executive officers after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, constitution, principle of common law, resolution, order, ordinance, code, edict, judgment, decree, rule, regulation, ruling or requirement issued, pronounced, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” is defined in Section 4.20(b) of this Agreement.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Restraint” is defined in Section 8.1 of this Agreement.

“Material Adverse Effect” means any Effect which, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to perform its obligations under this Agreement; provided, that, solely for purposes of clause (a), no Effect resulting from, arising out of or relating to any of the following shall be deemed in and of itself, either alone or in combination with other Effects, to constitute, and no Effect resulting from, arising out of or relating to any of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:

(i)            any Effect generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative or regulatory conditions;

(ii)           any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

(iii)          any Effect arising out of or otherwise relating to any change in any Law or GAAP (or authoritative interpretations of any Law or GAAP);

(iv)          any Effect arising out of or otherwise relating to any act of terrorism, outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing);

(v)           any acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics or epidemics (or the escalation of any of the foregoing);

(vi)          any changes generally affecting the pharmaceutical or biotechnology industries;

(vii)         any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings;

(viii)        the failure of the Company to meet internal or analysts’ expectations, projections, forecasts, guidance or estimates, including the results of operations of the Company;

(ix)           any Effect or other matter resulting from the execution, announcement or pendency of this Agreement and the Transactions, including any Effect related to the identity of Parent, Purchaser or any of their Affiliates or Representatives or any resulting impact on the relationship of the Company with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors or other third parties (other than for purposes of any representation or warranty contained in Section 4.5 or any other representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences of the execution, announcement or pendency of this Agreement and the Transactions); and

(x)            any Effect arising out of or otherwise directly relating to (A) any action taken by the Company at the express prior written direction or with the express prior written approval of Parent, or (B) any action specifically required to be taken by the Company, or any failure of the Company to take any action that the Company is specifically prohibited from taking, in each case of this clause (B), pursuant to the terms of this Agreement (other than Section 6.2, unless such action or failure to take action is due to Parent unreasonably withholding, conditioning or delaying a consent requested by the Company pursuant to Section 6.2).

provided, however, that in the cases of clauses (i) through (vi), such exclusion shall only be applicable to the extent such matter does not have a disproportionate Effect on the Company relative to other companies operating in the pharmaceutical or biotechnology industries, in which case such Effect shall be taken into account only to the extent of such disproportionate Effect; provided, further, that in the cases of clauses (vii) and (viii), the underlying causes of any such Effect may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in this definition.

“Material Contract” is defined in Section 4.10(a) of this Agreement.

“Merger” is defined in the Recitals of this Agreement.

“Merger Consideration” is defined in Section 3.5(a)(iii) of this Agreement.

“Minimum Condition” is defined in Annex I to this Agreement.

“Nasdaq” means the Nasdaq Global Select Market.

“Option Consideration” is defined in Section 3.8(a) of this Agreement.

“Offer” is defined in the Recitals of this Agreement.

“Offer Acceptance Time” is defined in Section 7.1(b) of this Agreement.

“Offer Commencement Date” means the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 2.1(b) of this Agreement.

“Offer Documents” is defined in Section 2.1(e) of this Agreement.

“Offer Price” is defined in the Recitals of this Agreement.

“Offer to Purchase” is defined in Section 2.1(b) of this Agreement.

“Open Source Software” means Software licensed to the Company or any of its Subsidiaries pursuant to (a) any license that is, or is substantially similar to a license, approved by the Open Source Initiative (www.opensource.org), (b) any license under which Software is licensed or distributed as “free software”, “open source software” or under similar terms or (c) a license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any such other Software be at no charge, (iii) a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer (other than as prohibited under applicable Law) any such other Software or (iv) a requirement that any such other Software be redistributable by other licensees.

“Order” means, with respect to any Person, any order, judgment, decision, decree, corporate integrity agreement, deferred prosecution agreement, settlement agreement, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Body of competent jurisdiction that is binding on or applicable to such Person or its property.

“Parent” is defined in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions or to perform their respective obligations under this Agreement.

“Parent Plan” is defined in Section 7.3(b) of this Agreement.

“Parties” mean Parent, Purchaser and the Company.

“Paying Agent” is defined in Section 3.6(a) of this Agreement.

“Payment Fund” is defined in Section 3.6(a) of this Agreement.

“Payoff Amounts” is defined in Section 7.13 of this Agreement.

“Permitted Encumbrance” means (a) any statutory Encumbrance for Taxes that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers, service providers and subcontractors in the ordinary course of business under the terms of any Contracts to which any Acquired Company is a party, (c) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, or other similar Encumbrances arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of Intellectual Property Rights, (e) any non-exclusive license of Intellectual Property Rights granted by any Acquired Company in the ordinary course of business consistent with past practice, and (f) with respect to real property, (i) easements, rights-of-way, encroachments, restrictions, and other similar non-monetary Encumbrances that are of record and incurred in the ordinary course of business, and (ii) zoning, entitlement, building and other land use Laws imposed by Governmental Bodies having jurisdiction over such real property that have not been violated in any material respect, and, in the case of each of clauses (i) and (ii), that, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means information (a) relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person or (b) that constitutes or is defined as “personal data”, “personal information” or similar term as defined by applicable Law.

“Pre-Closing Period” is defined in Section 6.1 of this Agreement.

“Purchaser” is defined in the Preamble to this Agreement.

“Reference Date” means October 7, 2026.

“Registered IP” means all Intellectual Property Rights that are currently registered or issued under the authority of any Governmental Body or domain name registrar, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names and all pending applications for any of the foregoing.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” means, with respect to an Entity, its directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Sanctions” means any applicable economic sanctions and export and import controls Laws.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” is defined in Section 2.2(a) of this Agreement.

“Schedule TO” is defined in Section 2.1(e) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (a) unauthorized access, acquisition, use, disclosure, modification or destruction of confidential information, including Proprietary Information and Personal Data, or (b) unauthorized access to or use of any of the IT Systems, including any breach resulting in the payment of ransom to a malicious party.

“Shares” is defined in the Recitals of this Agreement.

“Software” means all (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases and (d) documentation, specifications, protocols, development tools and other technology used in supporting any of the foregoing categories.

“Specified Agreement” is defined in Section 9.1(d)(i) of this Agreement.

“Sublease” is defined in Section 4.20(c) of this Agreement.

“Subsidiary” means, with respect to any Person, any Entity of which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or equivalent governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3, on terms that the Company Board (or an authorized committee thereof) has determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and would be more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as such) than the Transactions (taking into account any legal, timing, financing (including the existence and reliability of any debt or equity financing commitments and the likelihood of such financing being obtained and funded on the terms proposed) and other aspects of such Acquisition Proposal (including the identity of the Person making such Acquisition Proposal) and this Agreement (including any revisions to the terms of this Agreement made or proposed in writing by Parent prior to the time of such determination)); provided, that for purposes of the definition of “Superior Offer”, the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Corporation” is defined in the Recitals of this Agreement.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws.

“Tax” means any tax of any kind whatsoever or similar duty, fee or charge or assessment thereof, in each case, in the nature of a tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Condition” is defined in Annex I to this Agreement.

“Termination Fee” is defined in Section 9.3(b) of this Agreement.

“Transactions” mean all of the transactions contemplated by this Agreement, including the Offer and the Merger.

“Willful Breach” means a deliberate act or a deliberate failure to act (including a failure to cure) by the Company, Parent or Purchaser, as the case may be, with knowledge that such act or failure to act would constitute, in and of itself, a material breach of any agreement or covenant in this Agreement.

Section 1.2            Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Agreement	Preamble
Agreement Date	Preamble
Balance Sheet	Section 4.21
Burdensome Condition	Section 7.2(b)
Certificates	Section 3.6(b)
Closing	Section 3.3(a)
Closing Date	Section 3.3(a)
Company	Preamble
Company Adverse Change Recommendation	Section 7.1(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Documents	Section 4.6(e)
Company Proprietary Information	Section 4.8(i)
Company Related Parties	Section 9.3(c)
Company SEC Documents	Section 4.6(a)
Confidentiality Agreement	Section 6.1
Determination Notice	Section 7.1(b)(i)
Dissenting Shares	Section 3.7
DTC	Section 3.6(g)
Effective Time	Section 3.3(b)
End Date	Section 9.1(b)(i)
Existing Purchase Period	Section 3.8(h)
Expiration Date	Section 2.1(c)
Extension Deadline	Section 2.1(c)
GAAP	Section 4.6(b)
Indemnified Persons	Section 7.4(a)
Indemnifying Parties	Section 7.4(b)
Leased Real Property	Section 4.20(b)
Legal Restraint	Section 8.1
Material Contract	Section 4.10(a)
Merger	Recitals
Merger Consideration	Section 3.5(a)(iii)
Offer	Recitals
Offer Acceptance Time	Section 7.1(b)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.1(e)
Offer Price	Recitals
Offer to Purchase	Section 2.1(b)
Parent	Preamble
Parent 401(k) Plan	Section 7.3(e)
Parent Plan	Section 7.3(b)
Paying Agent	Section 3.6(a)
Payment Fund	Section 3.6(a)
Payoff Amounts	Section 7.13
Pre-Closing Period	Section 6.1
PSU Consideration	Section 3.8(b)
Purchaser	Preamble
Remedial Action	Section 7.2(b)
RSU Consideration	Section 3.8(c)
Schedule 14D-9	Section 2.2(a)
Schedule TO	Section 2.1(e)
Shares	Recitals
Specified Agreement	Section 9.1(d)(i)
Sublease	Section 4.20(c)
Surviving Corporation	Recitals
Termination Fee	Section 9.3(b)

Article 2

THE OFFER

Section 2.1             The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article 9, and subject to the Company having complied with its obligations under Section 2.1(e) in all material respects, as promptly as practicable after the Agreement Date (but in no event more than fifteen (15) Business Days after the Agreement Date), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)            Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent permitted by applicable Law) of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Offer or the Merger, (F) amend, modify, change or waive the Minimum Condition, the Termination Condition or the condition set forth in clause (g) of Annex I, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except in accordance with Section 2.1(c) or Section 2.1(d) or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c)            Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one (1) minute following 11:59 p.m., Eastern Time, on the date that is the tenth (10th) Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Article 9: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer from time to time for (A) any period to the minimum extent required by any Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer and (B) periods of up to ten (10) Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer on one or more occasions for an additional period specified by the Company of up to ten (10) Business Days per extension, to permit such Offer Condition or Offer Conditions to be satisfied; provided that, solely to the extent the Minimum Condition is the only Offer Condition (other than the Officer’s Certificate Condition) that is not satisfied or waived, Purchaser shall not be required to extend the Offer pursuant to this clause (iii) on more than two (2) occasions; provided, further, that in no event shall Purchaser (1) be required to extend the Offer beyond the earlier to occur of: (x) the valid termination of this Agreement in compliance with Article 9 and (y) the first (1st) Business Day immediately following the End Date (such earlier date, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser agrees that it shall not, and Parent shall not permit or authorize Purchaser to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated in accordance with Article 9.

(d)            Termination of Offer. In the event that this Agreement is terminated pursuant to Section 9.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall (and Parent shall cause Purchaser to) promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e)            Offer Documents. As promptly as practicable on the date of commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”) that will contain as an exhibit or incorporate by reference the Offer to Purchase, the form of the related letter of transmittal and other customary ancillary documents in each case related to the Offer and (ii) cause the Offer to Purchase and related documents to be disseminated to the holders of Shares. Each of Parent and Purchaser agrees to cause the Schedule TO and all exhibits (including the Offer to Purchase), amendments or supplements thereto (collectively, the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and other applicable Laws, and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1(e) so as to enable each of Parent and Purchaser to comply with its obligations hereunder. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent shall consider any such comments in good faith. Parent and Purchaser agree to provide the Company and its counsel with prompt notice of any comments (whether written or oral) that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents (which notice shall include a copy of any written comments) and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Each of Parent, Purchaser and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f)             Acceptance; Payment Funds. On the terms specified herein and subject only to the satisfaction or waiver (to the extent waivable by Parent or Purchaser) of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, irrevocably accept for payment at the Offer Acceptance Time and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Offer Acceptance Time. Without limiting the generality of Section 10.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g)            Adjustments. If, between the Agreement Date and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted (it being understood that, for the avoidance of doubt, nothing in this Section 2.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement).

Section 2.2             Company Actions.

(a)            Schedule 14D-9. As promptly as practicable after Purchaser commences (within the meaning of Rule 14d-2 under the Exchange Act) the Offer and Parent causes the Schedule TO to be filed with the SEC, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.1(b) and the last sentence of this Section 2.2(a), shall reflect the Company Board Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws, and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 2.2(a) so as to enable the Company to comply with its obligations hereunder. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide Parent and its counsel with prompt notice of any comments (whether written or oral) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 (which notice shall include a copy of any written comments) and the Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff, including the opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. In the event that the Company Board effects a Company Adverse Change Recommendation in accordance with Section 7.1(b), the Company shall not be required to reflect the Company Board Recommendation in the Schedule 14D-9 or any related documents.

(b)            Stockholder Lists. The Company shall promptly furnish Parent with, or shall cause to be promptly furnished to Parent, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger. Parent and Purchaser and their Representatives shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver, and shall use their reasonable best efforts to cause their Representatives to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

Article 3

MERGER TRANSACTION

Section 3.1             Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease and the Company will continue as the Surviving Corporation.

Section 3.2             Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.3             Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Article 9, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the conditions set forth in Section 8.1 shall not be satisfied or waived by such date, in which case on no later than the first (1st) Business Day on which each condition set forth in Section 8.1 is satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 3.4             Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)            the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit A;

(b)            the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(c)            the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Purchaser as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(d)            the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 3.5             Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)            any Shares held immediately prior to the Effective Time by any Acquired Company (including Shares held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)           any Shares held immediately prior to the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)          except for (A) the Excluded Shares and (B) Dissenting Shares, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Laws in accordance with Section 3.6(e); and

(iv)          each share of the common stock, $0.001 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b)            If, between the Agreement Date and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted (it being understood that, for the avoidance of doubt, nothing in this Section 3.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement).

Section 3.6             Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as an agent (the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to Section 2.1(b) at the Offer Acceptance Time and the funds to which such holders shall become entitled pursuant to Section 3.5(a)(iii) at the Effective Time. The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. Immediately prior to the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the aggregate cash consideration payable pursuant to Section 2.1(b) and Section 3.5 (such deposit with the Paying Agent, collectively, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger; provided, however, the Payment Fund may be invested by the Paying Agent as directed by the Surviving Corporation; provided, further, that such investments shall be (i) in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, or (iii) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, (A) no such investment will relieve Parent, Purchaser, or the Paying Agent from making the payments required by this Article 3 and (B) no such investment will have maturities that could prevent or materially delay payments to be made pursuant to this Agreement.

(b)            Promptly after the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.5(a)(iii), (i) in the case of holders of record of Certificated Shares, a form of letter of transmittal in reasonable and customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal and (ii) in the case of holders of record of Book-Entry Shares, reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Book-Entry Shares. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with, in the case of Certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled and of no further effect. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)            At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent and not disbursed to the holders of Certificates or of Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or of Book-Entry Shares for the Merger Consideration delivered in respect of such Shares to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all Encumbrances of any Person previously entitled thereto.

(d)            At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(e)            Each of the Paying Agent, Parent, Purchaser, the Surviving Corporation and any Acquired Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws; provided, however, that except for payments to current or former employees of any Acquired Company with respect to Company Options, Company RSUs, Company PSUs or Company LTIP Awards, before making any such deduction or withholding, Purchaser, the Paying Agent, the Surviving Corporation or such Acquired Company, as applicable, shall use reasonable best efforts to provide to the applicable payee notice of such deduction or withholding and reasonably cooperate with such payee to obtain reduction of or relief from such deduction or withholding. Parent and the Company shall use reasonable best efforts to cooperate to reduce or eliminate any applicable deduction and withholding, including by soliciting necessary Tax forms to establish an exemption from, or reduction of, such withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body, and such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)             If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent, Purchaser, the Surviving Corporation or any of their respective Affiliates with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article 3.

(g)            Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated Shares held through the Depository Trust Company (“DTC”) will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.5(a)(iii).

(h)            Prior to the Effective Time, each of Parent, Purchaser and the Company will cooperate to establish procedures with the Paying Agent and DTC with the objective that the Paying Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Shares (other than Excluded Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.

Section 3.7             Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically canceled and cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of such Shares; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), and such Shares shall not be deemed to be Dissenting Shares. Within ten (10) days after the Effective Time, the Surviving Corporation shall provide each of the holders of Dissenting Shares with the second (2nd) notice contemplated by Section 262(d)(2) of the DGCL. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served to it pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Unless this Agreement is terminated pursuant to Article 9, Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

Section 3.8             Treatment of Company Stock Awards, Company ESPP; Company LTIP Awards; and Company Restricted Cash Awards.

(a)            Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled at the Effective Time and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Offer Price minus (B) the exercise price payable per Share under such Company Option (the “Option Consideration”); provided, that any Company Option that has an exercise price per Share that is greater than or equal to the Offer Price shall be canceled at the Effective Time without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Effective Time. The Option Consideration payable with respect to Company Options shall be fully vested as of the Effective Time and paid in accordance with Section 3.8(f).

(b)            Company PSUs. Each Company PSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled at the Effective Time and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares issuable in settlement of such Company PSU, as determined in accordance with Section 3.4 of the applicable Company PSU Award Agreement, multiplied by (ii) the Offer Price (the “PSU Consideration”), which amount shall be fully vested as of the Effective Time and paid in accordance with Section 3.8(f).

(c)            Company RSUs. Each Company RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled at the Effective Time and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares issuable in settlement of such Company RSU, multiplied by (ii) the Offer Price (the “RSU Consideration”), which amount shall be fully vested as of the Effective Time and paid in accordance with Section 3.8(f).

(d)            Company LTIP Awards. Each Company LTIP Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled at the Effective Time and converted into the right to receive cash in an amount as determined by the Company Board (or the appropriate committee thereof) prior to the Effective Time in accordance with Section 10(a) of the Company LTIP, which amount shall be fully vested as of the Effective Time and paid in accordance with Section 3.8(f). The Parties hereby acknowledge and agree that the Offer and the Merger, if consummated pursuant to the terms of this Agreement, will, together, constitute a “Change of Control” for the purposes of the Company LTIP.

(e)            Company Restricted Cash Awards. Each Company Restricted Cash Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled at the Effective Time and converted into the right to receive an amount of cash equal to the sum of (i) any portion of the Company Restricted Cash Award that is vested, but remains unpaid, as of the Effective Time and (ii) the amount of Unvested Cash (as defined under the Company Restricted Cash Award Agreement) with respect to the Company Restricted Cash Award (as determined by the applicable Acquired Company immediately prior to the Effective Time), which amount shall be fully vested as of the Effective Time and paid in accordance with Section 3.8(f).

(f)            As soon as reasonably practicable after the Effective Time (but no later than the second (2nd) payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay or cause to be paid through the appropriate payroll of the applicable Acquired Company the Option Consideration payable with respect to Company Options, the RSU Consideration payable with respect to Company RSUs, the PSU Consideration payable with respect to Company PSUs, the cash amounts payable with respect to Company LTIP Awards, and the cash amounts payable with respect to Company Restricted Cash Awards, in each case, held by current or former employees of the Company or any other Acquired Company (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 3.6(e) and any other applicable withholdings or reductions for amounts due to any Acquired Company or any Governmental Body); provided, however, that to the extent the holder of a Company Stock Award did not receive such Company Stock Award in the holder’s capacity as an employee of the Company or any other Acquired Company, the Option Consideration, RSU Consideration, or PSU Consideration, as applicable, payable pursuant to this Section 3.8 with respect to such Company Stock Award shall be paid in a manner consistent with the Company’s past practice for payments to such persons.

(g)            Prior to the Closing, the Company shall take all reasonable actions required to (i) terminate the Company ESPP, as of immediately prior to the Closing Date, (ii) if the Closing shall occur prior to the end of any offering period in existence under the Company ESPP as of the Closing Date, cause a new exercise date to be set under the Company ESPP, which date shall not be fewer than two (2) Business Days prior to the Closing Date, for the automatic exercise of such options on such date, and (iii) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 3.8(g)), be refunded to such participant as promptly as practicable following the Effective Time (but no later than the later of (A) five (5) Business Days after the Effective Time or (B) the first payroll date after the Effective Time).

(h)            The Company Board (or, if appropriate, any duly authorized committee thereof administering the Company ESPP) shall take all actions as it deems necessary or appropriate to ensure that (i) no Offering or Purchase Period (each, as defined in the Company ESPP) under the Company ESPP shall be commenced on or after the Agreement Date, (ii) beginning on the Agreement Date, no new participants may join the Company ESPP during the Purchase Period in existence under the Company ESPP as of the Agreement Date (such purchase period, the “Existing Purchase Period”) and (iii) beginning on the Agreement Date, no participant may increase the amount of his or her payroll deductions with respect to the Existing Purchase Period. As soon as reasonably practicable after the Effective Time (but no later than the later of (i) five (5) Business Days after the Effective Time or (ii) the first (1st) payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll each Company employee’s Company ESPP account balance measured as of the time of plan termination to be distributed in cash to each such employee (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 3.6(e)).

(i)            The Parties hereby acknowledge and agree that the Offer and the Merger, if consummated pursuant to the terms of this Agreement, will, together, constitute a “Reorganization Event” for the purposes of the Company Equity Plan and the Company Inducement Plan containing a “Reorganization Event” or other similar provision.

Section 3.9             Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with Article 3 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article 4, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2025 and publicly available at least one (1) Business Day prior to the Agreement Date (other than any disclosures contained or referenced therein under the captions “risk factors,” “forward-looking statements” and any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature), it being understood that any matter disclosed in any such filing shall not be deemed to be disclosed for the purposes of Section 4.3, Section 4.4 or Section 4.7, or (b) as set forth in the Company Disclosure Schedule (but subject to Section 10.13), the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 4.1             Due Organization; Subsidiaries, Etc.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Section 4.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates the jurisdiction of organization and the percentage ownership of each such Subsidiary’s equity interests as well as the holder(s) thereof.

(c)            Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all necessary corporate power and authority (A) to conduct its business in the manner in which its business is currently being conducted and (B) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than with respect to the Acquired Companies, the Company and its Subsidiaries do not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 4.1(c) of the Company Disclosure Schedule.

Section 4.2             Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation and bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the Agreement Date.

Section 4.3             Authority; Binding Nature of Agreement. The Company has the corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement and consummate the Transactions, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4             Capitalization, Etc.

(a)            The authorized capital stock of the Company consists of: (i) 250,000,000 Shares, of which 39,912,226 shares have been issued and are outstanding as of the close of business on the Reference Date (for the avoidance of doubt, excluding 9,018,591 Shares held in treasury by the Company as of such date); and (ii) 5,000,000 shares of the Company’s preferred stock, $0.001 par value per share, of which no shares have been issued or are outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b)            (i) None of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. Other than with respect to the Company Convertible Notes, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Companies registered under the Securities Act. There are no Contracts (including any voting trusts) with respect to voting of any Shares.

(c)            As of the close of business on the Reference Date: (i) 5,953,578 Shares are subject to issuance pursuant to outstanding Company Options; (ii) 4,537,271 Shares are subject to or otherwise deliverable in connection with outstanding Company RSUs; (iii) 202,112 and 505,278 Shares are subject to or otherwise deliverable in connection with outstanding Company PSUs, assuming target and maximum level of performance under such Company PSUs, respectively; (iv) 2,260,062 Shares are reserved for future issuance under the Company Equity Plan; (v) 690,298 Shares are reserved for future issuance under the Company Inducement Plan; (vi) 869,062 Shares are reserved for future issuance under the Company ESPP; and (vii) 9,628,260 Shares are reserved for future issuance upon conversion of the Company Convertible Notes. The Company has delivered or made available to Parent or Parent’s Representatives copies of the Company Equity Plan and the Company Inducement Plan covering the Company Stock Awards outstanding as of the Agreement Date and the forms of all agreements evidencing such Company Stock Awards. Other than as set forth in this Section 4.4(c), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Acquired Companies. Section 4.4(c) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of (A) the name or identification number of each holder of Company Options, Company PSUs and Company RSUs, (B) the number of Shares subject to each such outstanding Company Option, Company RSU and Company PSU (at target and maximum level of performance, respectively, in the case of the Company PSU), (C) the grant date of each such Company Option, Company RSU and Company PSU, (D) the per share exercise price and expiration date of each such Company Option and (E) the vesting schedule of each such Company Option, Company RSU and Company PSU (including any accelerated vesting contemplated by its existing terms or as contemplated by Section 3.8). Each Company Stock Award that is outstanding as of the date of this Agreement has been made in accordance with applicable Law and the Company Equity Plan or the Company Inducement Plan, as applicable.

(d)            As of the close of business on the Reference Date, there was $287,500,000 aggregate principal amount of the Company Convertible Notes. As of the close of business on the Reference Date, assuming that the Closing had taken place on such date (and for hypothetical purposes assuming that the trading price of the Shares during the five (5) trading days prior to the Closing is equal to $36.50 per Share on each such trading day), the Conversion Rate (as defined in the Indenture) for the Company Convertible Notes would have been equal to 30.4148 shares of Company Common Stock per $1,000 of outstanding principal amount. Other than the Transactions, there has been no event, condition or development that has resulted in an adjustment to the Conversion Rate under the Company Convertible Notes.

(e)            There are no (i) outstanding subscriptions, options, calls, warrants, rights or obligations (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other rights or obligations that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Company; and (ii) other than with respect to the Company Convertible Notes, outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Company.

(f)             All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, is fully paid and nonassessable, was issued in accordance with applicable Law, is not subject to or issued in violation of any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, right of first refusal or any similar right, and is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for such Encumbrances and restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

Section 4.5             Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, Antitrust Laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation, bylaws, charters, or organizational documents of any of the Acquired Companies; (b) cause a violation by any Acquired Company of any Law or Order applicable to such Acquired Company or to which such Acquired Company is subject; or (c) conflict with, result in breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration of any right or obligation under, or require any consent or other authorization of or notice to any Person under, any Material Contract, except in the case of each of clauses (b) and (c), for such violations, conflicts, breaches, defaults, rights of termination, cancellation or acceleration or failures to obtain any such consent or other authorization or provide any such notice that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, Antitrust Laws or the rules and regulations of Nasdaq, to the Knowledge of the Company, none of the Acquired Companies is required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Transactions (including the Offer and the Merger), except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6             SEC Filings; Financial Statements.

(a)            Since January 1, 2024, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, modified, supplemented or superseded (prior to the Agreement Date) by a later filed Company SEC Document, as of the date of (and giving effect to) the last such amendment, supplement or superseded filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of such executive officer under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document filed or furnished by the Company with the SEC since January 1, 2024. The Company has made available to Parent all correspondence between the Company and the SEC since January 1, 2024 through the Agreement Date. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)            The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby in conformity with GAAP (except subject, in the case of the unaudited financial statements, to the absence of footnote disclosure and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c)            The Company has designed and maintains, and at all times since January 1, 2024 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has determined, based on its most recent evaluation of its internal control over financial reporting and disclosure controls and procedures prior to the date of this Agreement, and disclosed to the Company’s auditors and the audit committee of the Company Board that (A) there are no, and have not since January 1, 2024 been any, significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting and (B) there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or its internal accounting controls.

(d)            The Company is not a party to and does not have any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(e)            Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to the Company that the Company furnishes to Parent or Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

Section 4.7             Absence of Changes.

(a)            Since December 31, 2025 through the Agreement Date, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Since December 31, 2025, the Acquired Companies have operated in all material respects in the ordinary course of business consistent with past practice (except for matters relating to the Transactions, this Agreement or other potential strategic transactions).

(c)            Since December 31, 2025 through the Agreement Date, no Acquired Company has taken or agreed to take any action that would constitute a breach of Section 6.2(b) had such action been taken after the Agreement Date without the prior written consent of Parent.

Section 4.8             Intellectual Property.

(a)            Section 4.8(a) of the Company Disclosure Schedule identifies, as applicable: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) renewal date, for each item of Company Registered IP. For each item of Company Registered IP, (x) the Company or a Subsidiary of the Company is the sole and exclusive owner of such item and (y) such item is subsisting. To the Knowledge of the Company, each item of Company Registered IP that is issued or registered is valid and enforceable. As of the Agreement Date, no interference, opposition, reissue, reexamination or other inter partes proceeding of any nature is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability, inventorship or ownership of any Company Registered IP is being or has been contested or challenged.

(b)            The Acquired Companies (i) exclusively own and possess all right, title and interest in and to all material Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) own, are licensed or otherwise possess legally enforceable rights to use all material Intellectual Property Rights necessary for, or used or held for use in, the operation of the business of the Acquired Companies as currently conducted, except that the foregoing representation does not pertain to any interference, infringement, misappropriation or violation of any Intellectual Property Rights by any Acquired Company.

(c)            No Company Associate (x) owns or has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP or (y) has made or threatened to make any claim or challenge against the Company or any of its Subsidiaries in connection with his or her contribution to the respective businesses or to the discovery, creation or development of any material Company IP and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge. Each Company Associate who is or was involved in the creation or development of any material Intellectual Property Rights, pursuant to such Company Associate’s activities on behalf of any Acquired Company, has either: (i) signed a valid and enforceable written agreement containing a present assignment to the Company of all Intellectual Property Rights arising from such activities and confidentiality provisions protecting all Company IP; or (ii) otherwise transferred to the Company ownership of such Intellectual Property Rights by operation of Law.

(d)            No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create any material Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights in or licenses to use or otherwise exploit such created material Company IP or the right to receive royalties.

(e)            Since January 1, 2024, (i) the operation of the business of the Acquired Companies has not infringed, misappropriated or otherwise violated any Intellectual Property Right owned by any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and (ii) no other Person has been infringing, misappropriating or otherwise violating any material Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(f)            Since January 1, 2024, no Legal Proceeding has been pending or asserted (or, to the Knowledge of the Company, threatened in writing) against any Acquired Company or by an Acquired Company relating to (i) any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company IP or (ii) the validity, enforceability or ownership of any Company IP, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered IP, except in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(g)            Since January 1, 2024, none of the Acquired Companies have received any written notice or other written communication relating to (i) any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Company or (ii) the validity, enforceability or ownership of any Company IP, in each case other than office actions, notices and similar communications received from any patent office or similar Governmental Body in the ordinary course of prosecuting or maintaining the Company Registered IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(h)            No Company IP is subject to any Open Source Software license that is used in a manner that triggers a requirement to disclose, license or distribute material source code that is Company IP to any third party.

(i)            Since January 1, 2024, the Acquired Companies have taken commercially reasonable security and other measures, consistent with prevailing practices in the pharmaceutical and biotechnology industries, to protect the material Company IP, such as commercially reasonable measures against unauthorized disclosure and to protect the secrecy, confidentiality, and value of Proprietary Information or other material confidential information included in the Company IP (collectively, the “Company Proprietary Information”) and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of the Company Proprietary Information that would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(j)            The Acquired Companies are not now, nor since January 1, 2024, have been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that would require or obligate an Acquired Company to grant or offer to any other Person any license or right to any material Company IP.

(k)            None of the Company IP is subject to any pending or outstanding Order that adversely and materially restricts the use, transfer, registration or licensing of any such Company IP by an Acquired Company.

(l)            The consummation of the Transactions will not (i) result in the loss or impairment of any right of the Acquired Companies to own, use, practice or otherwise exploit any Company IP in a manner that would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or (ii) result in the transfer or grant by any Acquired Company to any third Person of any ownership interest in, material restriction with respect to or license of any Company IP.

Section 4.9             Privacy and Information Technology.

(a)            The IT Systems (i) that are material to the operation of the business by the Acquired Companies, operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Acquired Companies in connection with the operation of their business, (ii) have not malfunctioned or failed in a manner that has had a material impact on the Acquired Companies, taken as a whole and (iii) are free from bugs and other defects that would have a material impact on the Acquired Companies, taken as a whole. The Acquired Companies have implemented commercially reasonable backup and disaster recovery technology processes and business continuity plans, in each case, consistent with customary practices in the pharmaceutical and biotechnology industries.

(b)            Since January 1, 2024, each Acquired Company has maintained commercially reasonable policies and procedures that protect the confidentiality, integrity, availability and security of Company Data and prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Company Data by any other Person.

(c)            Since January 1, 2024, each Acquired Company has been in compliance in all material respects with (i) the respective Acquired Company’s external and written policies, as applicable, governing the security, privacy, transfer and use of Personal Data; (ii) applicable Laws governing Personal Data; and (iii) all obligations governing Personal Data under all applicable Contracts to which such Acquired Company is a party or is otherwise bound.

(d)            To the Knowledge of the Company, since January 1, 2024, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Acquired Company has experienced any Security Incidents.

(e)            To the Knowledge of the Company, since January 1, 2024, no Acquired Company has been under investigation by any Governmental Body regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(f)            Since January 1, 2024, no Acquired Company has (i) received any material written claim or complaint from any Person, nor has there been any Legal Proceeding asserted (or, to the Knowledge of the Company, threatened in writing), regarding the Company’s collection, processing, use, storage, security, and disclosure of Personal Data or (ii) been legally required to provide any notices to any Person in connection with a disclosure of Company Data, nor has the Company or any Subsidiary of the Company provided any such notice, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 4.10           Contracts.

(a)            Section 4.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the Agreement Date. Each of the following Company Contracts shall be deemed to constitute a “Material Contract” for purposes of this Agreement:

(i)            any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Company in an amount having an expected value in excess of $2,000,000 in the fiscal year ending December 31, 2026 or in any fiscal year thereafter, excluding any Incidental Agreement;

(ii)           any Company Contract pursuant to which any of the Acquired Companies are entitled to receive or obligated to make earn-out, milestone or deferred consideration payments that, upon satisfaction of certain conditions precedent, will result in the payment by or to an Acquired Company of more than $500,000 in the aggregate over a twelve (12)-month period, other than payment obligations arising in the ordinary course of business under commercial, manufacturing, supply or service arrangements;

(iii)          any Company Contract (A) limiting the freedom or right of any Acquired Company, in any material respect, to engage in any line of business, to make use of any material Company IP or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Company or (C) containing exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Company, in any material respect, to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iv)          any Company Contract constituting a joint venture, partnership, collaboration, profit-sharing or similar arrangement;

(v)           any Company Contract pursuant to which an Acquired Company is or may become obligated to (A) make any severance, termination, or similar payment to any Company Associate or any spouse or heir of any such Company Associate except for severance, termination or similar payments that are required by applicable Laws, (B) make any change in control, retention, or similar payment or award to any Company Associate, or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award (other than accelerated vesting provided in the Company Equity Plan), Company Restricted Cash Award or Company LTIP Award;

(vi)          any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares, or to the Knowledge of the Company, any of their Affiliates (other than an Acquired Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Stock Awards);

(vii)         any Company Contract entered into since January 1, 2024 that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), or any such Company Contract entered into prior to January 1, 2024 under which any Acquired Company has any material obligation or liability, but excluding any Incidental Agreement;

(viii)        any Company Contract (A) that is material to an Acquired Company pursuant to which a third Person is granted a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) with respect to any material Company IP or (B) pursuant to which any of the Acquired Companies is granted a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) with respect to any Intellectual Property Right that is material to the operation of the business of the Acquired Companies, in each case excluding any Incidental Agreement;

(ix)           any Company Contract with any Governmental Body;

(x)            any Company Contract that is a settlement, conciliation or similar agreement (A) in respect of the Company Product or (B) with or approved by any Governmental Body, in the case of each of clauses (A) and (B), pursuant to which (1) an Acquired Company will be required after the Agreement Date to pay any monetary obligations or (2) that contains material obligations or limitations on an Acquired Company’s conduct;

(xi)           any Company Contract relating to Indebtedness in excess of $3,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of an Acquired Company or subjecting to any Encumbrance (other than Permitted Encumbrances) any right or other asset or property of an Acquired Company;

(xii)          any hedging, swap, derivative or similar Company Contract;

(xiii)         any other Company Contract that is currently in effect and has been filed (or is required to be filed) by an Acquired Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiv)         any Company Contract that provides for indemnification or guarantee of the obligations of any other Person;

(xv)          any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(xvi)         any Company Contract relating to any Company Product containing terms addressing or relating to (A) drug development, research services, pilot programs, clinical trials or other testing programs (other than clinical trial agreements entered into in the ordinary course), (B) the marketing, supply, manufacturing, distribution, commercialization, purchase or sale of any Company Product (including any sole source supply, co-promotion, sales representative, distribution, wholesaler, reseller or other similar agreement), in the case of this clause (B), involving aggregate payments or commitments in excess of $2,000,000, or (C) the pricing or reimbursement terms for any Company Product; and

(xvii)        any Company Lease.

(b)            As of the Agreement Date, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC on an unredacted basis. Neither any of the Acquired Companies nor, to the Knowledge of the Company, any other party is in material breach of or material default under any Material Contract and, neither any of the Acquired Companies nor, to the Knowledge of the Company, any other party has taken or failed to take any action that, with or without notice, lapse of time or both, would constitute a material breach of or material default under any Material Contract or permit termination, modification or acceleration, under such Material Contract. Each Material Contract is, with respect to the Company and, to the Knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. Each Material Contract is enforceable by the applicable Acquired Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2024 through the Agreement Date, no Acquired Company has received any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured. As of the Agreement Date, there are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract, and no Acquired Company has received any written notice from any counterparty to any Material Contract of such counterparty’s intention to terminate, not renew or materially reduce its relationship with any Acquired Company under any Material Contract. No Acquired Company has waived in writing any rights under any Material Contract, the waiver of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11           No Undisclosed Liabilities. No Acquired Company has any liabilities or obligations, whether or not of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities specifically reflected or adequately reserved for in the Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement or in connection with the Transactions; (iii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice (other than those liabilities resulting from any breach of contract or warranty, tort, infringement or violations of Law); and (iv) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 4.12           Litigation. There is no, and since January 1, 2024 there has been no, Legal Proceeding pending or, to the Knowledge of the Company, threatened against any Acquired Company (other than Legal Proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). There is no legally-binding settlement or Order to which an Acquired Company is subject that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Governmental Body with respect to an Acquired Company is, or since January 1, 2024 has been, pending or, to the Knowledge of the Company, threatened, other than investigations or reviews that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13           Compliance with Laws. Each Acquired Company is, and since January 1, 2024 has been, in compliance with all applicable Laws, including all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, since January 1, 2024, no Acquired Company has been given written notice of, or been charged with, any unresolved actual, alleged or potential violation of any Law, including any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, except, in each case, for any such violation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14           Regulatory Matters.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Company has filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required filings, declarations, listings, registrations, reports or submissions, including adverse event reports, and holds all Governmental Authorizations required from such regulatory authorities for the conduct of its business as currently conducted. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed (or were corrected or supplemented by a subsequent submission) and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions, and all such Governmental Authorizations are in full force and effect.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, all preclinical and clinical investigations sponsored by an Acquired Company, and all related “chemistry, manufacturing and controls” (CMC) processes pertaining thereto, have been since January 1, 2024, and, if still pending, are being, conducted in compliance with applicable Laws, including Good Clinical Practices (preclinical and clinical), Good Manufacturing Practices, Good Laboratory Practices, pharmacovigilance requirements and Health Care Laws. No Acquired Company has received any written notices or other written correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Acquired Company has (i) made an untrue statement of a material fact to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the Agreement Date, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither any of the Acquired Companies nor, to the Knowledge of the Company, any officers, employees, agents or clinical investigators of any of the Acquired Companies have been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (x) debarment under 21 U.S.C. Section 335a or any similar Law or (y) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies are in compliance and, since January 1, 2024, have been in compliance with all Health Care Laws applicable to the operation of their business as currently conducted, including (i) any and all applicable federal, state and local fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) and the civil False Claims Act (31 U.S.C. Section 3729 et seq.); (ii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; (iii) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); and (iv) Laws that are cause for exclusion from any federal health care program. To the Knowledge of the Company, no enforcement, regulatory or administrative proceeding is pending, and no such enforcement, regulatory or administrative proceeding has been threatened in writing, against the Company under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Anti-Kickback Statute or similar Laws, other than any such proceeding that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            All Company Products manufactured or sold by or on behalf of the Acquired Companies (i) are and have been of a quality and quantity usable or saleable in the ordinary course of business consistent with past practice, (ii) have been manufactured, tested, packaged, labeled, stored, handled and processed in accordance with applicable specifications, Good Manufacturing Practices and applicable Laws, including Health Care Laws, (iii) are not, and have not been, adulterated or misbranded within the meaning of applicable Health Care Laws and (iv) to the extent such Company Products are currently stored as inventory by or on behalf of the Acquired Companies, are not expired, obsolete or subject to any hold, quarantine or similar restriction, except, in the case of each of clauses (i) through (iv), as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Neither the Acquired Companies nor, to the Knowledge of the Company, any supplier, manufacturer or other Person that manufactures any Company Product on behalf of the Acquired Companies has received any FDA Form 483, warning letter, untitled letter or other written notice from the FDA or other Governmental Body alleging, asserting or identifying any material violation of, or noncompliance with, applicable Good Manufacturing Practices or applicable Laws, including Health Care Laws.

Section 4.15           Certain Business Practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2024, neither any of the Acquired Companies nor any of its directors, officers or employees nor, to the Knowledge of the Company, any of their other Representatives (in each case, acting in such capacity) has (a) used any material funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) violated or caused any other Person to violate any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, any provision of any Anti-Money Laundering Laws or any rules or regulations promulgated thereunder, any Sanctions, or any applicable Law of similar effect. Since January 1, 2024, no Acquired Company has received any written communication from a Governmental Body that alleges any of the foregoing.

Section 4.16           Governmental Authorizations. Each of the Acquired Companies holds all Governmental Authorizations necessary to enable it to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Governmental Authorization, and none of the Acquired Companies has received any written notice from any Governmental Body threatening to suspend, revoke, withdraw or modify any such Governmental Authorization, except where such failure to be valid or in full force and effect, default or notice has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Companies are, and since January 1, 2024 have been, in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.17           Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            Each of the Tax Returns required to be filed by any of the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are accurate and complete. All Taxes owed by each of the Acquired Companies that are due (whether or not shown on any Tax Return) have been paid. Each Acquired Company has withheld and paid over (or set aside for payment when due) to the appropriate taxing authority all Taxes required to have been withheld and paid over in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party. The unpaid Taxes of any Acquired Company (whether or not shown on any Tax Return) have been reserved for in accordance with GAAP.

(b)            No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against any Acquired Company, which deficiency has not been paid, settled or withdrawn or is being contested in good faith by appropriate proceedings. As of the Agreement Date, no written claim has been made by a taxing authority that any Acquired Company is subject to Tax in a jurisdiction where it has not filed Tax Returns. No audits, examinations, or other proceedings with respect to material Taxes or Tax Returns of any Acquired Company are currently in process, pending or threatened in writing.

(c)            No Acquired Company is a party to, or is bound by, or has any obligation under, any Tax sharing, allocation or indemnification agreement (other than such customary indemnification provisions in any agreement or arrangement that are not primarily related to Taxes and other than agreements or arrangements solely among the Acquired Companies). No Acquired Company has (i) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) had any material liability for the Taxes of another Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law.

(d)            Within the last two (2) years, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)            No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)             No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(g)            No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment, collection, or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(h)            There are no Encumbrances with respect to Taxes on any of the assets of the Acquired Companies (other than Permitted Encumbrances).

(i)             Each Acquired Company has complied with Section 482 of the Code or any similar provision of U.S. state or local or foreign Tax Law relating to transfer pricing and all transactions between the Acquired Companies have been effected on an arm’s length basis.

(j)             No Acquired Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.18           Employee Matters; Benefit Plans.

(a)            Except as required by applicable Laws, the employment of each of the Acquired Companies’ employees is terminable by such Acquired Company at will.

(b)            No Acquired Company is party to, has a duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Companies. Since January 1, 2024, there has not been any strike, slowdown, work stoppage, lockout, picketing or labor dispute, affecting any of the Acquired Companies or any of their employees. There is not pending, and, to the Knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, picketing or labor dispute.

(c)            There is, and since January 1, 2024, there has been, no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing relating to employment, including any relating to any Employee Plan, wages and hours, leave of absence, plant closing notification, employment statute or regulation, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, other than any Legal Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2024, each Acquired Company has complied with all applicable Laws related to employment, including applicable Laws relating to employment practices, wages, hours and other terms and conditions of employment, any reduction in force (including notice, information and consultation requirements), except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            The Company has made available as of the Agreement Date, an accurate and complete list of all employees of the Acquired Companies, including for each such employee, to the extent applicable: (i) name, position or job title, direct employer, date of hire and work location (including city/state and country); (ii) base salary and details of incentive compensation (including target bonus amount and commission-based incentive opportunities); (iii) part-time, full-time, temporary or other status; (iv) expatriate status and visa status; and (v) leave of absence status.

(e)            Section 4.18(e) of the Company Disclosure Schedule identifies all material Employee Plans. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) the current plan document and all material amendments thereto; (ii) each trust agreement or other funding arrangement related thereto; (iii) the most recent determination letter or opinion letter received from the IRS; (iv) the most recent Form 5500; and (v) the most recent summary plan descriptions and any material modifications related thereto. Notwithstanding the foregoing, for purposes of this Section 4.18(e) and Section 4.18(e) of the Company Disclosure Schedule, the definition of “Employee Plan” shall exclude (A) any employment agreements, offer letters and similar agreements that do not differ in any material respect from the form of such documents made available by the Company to Parent or Parent’s Representatives or that can be terminated by the applicable Acquired Company at-will without severance or other material cost or liability to the Acquired Companies, (B) equity grant notices and related documentation, in each case, that do not differ in any material respect from the form of such documents made available by the Company to Parent or Parent’s Representatives, with respect to employees of any of the Acquired Companies, and agreements with independent contractors and consultants entered into in the ordinary course of business that can be terminated upon no more than sixty (60) days’ advance notice without material cost or liability to the Acquired Companies.

(f)             No Employee Plan is, and, except to the extent that such liability has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Acquired Company has a liability under, a plan that is or was subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(g)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter (or utilizes a pre-approved plan document that is the subject of a favorable opinion letter) as to its qualified status under the Code and, to the Knowledge of the Company, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nothing has occurred that has adversely affected or would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the tax-exempt status of any trust related thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Employee Plan has been maintained and administered in compliance with its terms and all applicable Laws; (ii) no Acquired Company or, to the Knowledge of the Company, any other Person (A) has breached any fiduciary duty imposed upon it by ERISA or any other Law with respect to any Employee Plan or (B) engaged in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code (that is not otherwise exempt under Section 408 of ERISA or Section 4975(c)(2) or 4975(d) of the Code) with respect to any Employee Plan; (iii) all contributions, premiums and other payments due or required to have been paid to (or with respect to) any Employee Plan by the Acquired Companies prior to the Effective Time have been (or will be) timely paid in accordance with the terms of such Employee Plan and applicable Law; and (iv) each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Company has complied with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder, to the extent applicable thereto, including, to the extent applicable, the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code.

(i)             No Acquired Company or Employee Plan provides, is obligated to provide or has promised or agreed to provide (or contribute toward the cost of) life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former director, officer or employee of any Acquired Company after his or her retirement or other termination of employment, except to the extent required by applicable Law or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)             Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former officer, director or employee of the Acquired Companies, (ii) increase, or result in any acceleration of the time of payment, funding or vesting of, any compensation or benefits payable to any officer, director or employee of the Acquired Companies (except to the extent required by Section 411(d)(3) of the Code) or (iii) limit the Acquired Companies’ right to amend, modify or terminate any Employee Plan or related trust.

(k)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations, (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment, and (iii) if intended to be funded or book-reserved, is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(l)            The Company has no obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Sections 409A, 280G or 4999 of the Code.

(m)            Since January 1, 2024, the Acquired Companies have not received or been subject to any written complaints, claims or actions alleging sexual harassment, sexual misconduct or discrimination committed by any director, officer or other managerial employee of the Acquired Companies.

(n)            Section 4.18(n) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of (A) the name or identification number of each holder of a Company LTIP Award or a Company Restricted Cash Award, (B) the aggregate dollar value of such Company LTIP Award or Company Restricted Cash Award, as applicable (at target and maximum level of performance, respectively, in the case of any Company LTIP Award granted during calendar year 2026), (C) the grant date of each such Company LTIP Award or Company Restricted Cash Award, as applicable, and (D) the vesting schedule of each such Company LTIP Award or Company Restricted Cash Award (including any accelerated vesting contemplated by its existing terms or as contemplated by Section 3.8), as applicable.

Section 4.19           Environmental Matters. Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Acquired Company is, and since January 1, 2024, has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business; (b) as of the Agreement Date, no Acquired Company has received any written notice, report or other information of or entered into any legally-binding settlement or Order involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of any of the Acquired Companies relating to or arising under Environmental Laws; (c) to the Knowledge of the Company, there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Company under any Environmental Law; (d) to the Knowledge of the Company, there is no Legal Proceeding or remedial or corrective action relating to or arising under Environmental Laws that is pending or threatened against or affecting any of the Acquired Companies or their properties or facilities; and (e) to the Knowledge of the Company, there is no condition, circumstance, action, activity or event that would reasonably be expected to form the basis of any violation of, or liability under, Environmental Laws.

Section 4.20           Real Property.

(a)            The Acquired Companies do not own and have never owned, and do not currently have any right of first refusal, right of first offer, or option to purchase, any real property.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Company holds a valid and existing leasehold, subleasehold or licensee interest in all of the real property that is leased, subleased or licensed by such Acquired Company from another Person (the “Leased Real Property”), free and clear of all Encumbrances, other than Permitted Encumbrances. Section 4.20(b) of the Company Disclosure Schedule identifies all Company Leases, including the street address of the applicable Leased Real Property. Accurate and complete copies of the Company Leases have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Lease is valid and binding on each Acquired Company that is the party thereto, and, to the Knowledge of the Company, each other party thereto, is in full force and effect, and is enforceable against each Acquired Company in accordance with its terms, (ii) no Acquired Company has received any written notice regarding any violation or breach or default by the Acquired Companies under any Company Lease that has not since been cured, and to the Knowledge of the Company, no default exists on the part of any other party to the Company Leases, (iii) no Acquired Company has received any written notice from any landlord, sublandlord or licensor under any Company Lease that such party intends to terminate such Company Lease, and (iv) no Acquired Company has received any written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any Leased Real Property or any portion thereof.

(c)            Section 4.20(c) of the Company Disclosure Schedule identifies all subleases and licenses that grant any Person the right to use or occupy all or any portion of any Leased Real Property (each, including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto, a “Sublease”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Sublease is valid and binding on each Acquired Company that is the party thereto, and, to the Knowledge of the Company, each other party thereto, is in full force and effect, and is enforceable against each Acquired Company in accordance with its terms, and no Acquired Company has received any written notice regarding any violation or breach or default by the Acquired Companies under any Sublease that has not since been cured, and to the Knowledge of the Company, no default exists on the part of any other party to such Sublease.  Accurate and complete copies of the Subleases have been made available to Parent.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Leased Real Property is in good operating condition and repair, subject to normal wear and tear and suitable for the conduct of the business of the Acquired Companies in all material respects as presently conducted, (ii) to the Knowledge of the Company, there are no outstanding rights of first refusal or offer, or options to purchase, all or any material portion of any Leased Real Property, in each case, for the benefit of any Person, (iii) none of the Acquired Companies has collaterally assigned its leasehold, subleasehold or licensee interest in the Leased Real Property and none of such interests are presently subject to any mortgage or deed of trust, and (iv) the Leased Real Property constitutes all of the real property utilized by the Acquired Companies in the operation of their business.

Section 4.21           Title to Assets. Each Acquired Company has good and valid title to all material assets owned by it as of the Agreement Date, including all material assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet as of June 30, 2026 included in the last Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC prior to the date of this Agreement (but excluding Intellectual Property Rights that are covered by Section 4.8) except for assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of such Balance Sheet and except where such failure has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All material tangible assets of the Acquired Companies are in good operating condition and repair, ordinary wear and tear excepted.

Section 4.22           Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements in effect as of the date hereof relating to the business, assets and operations of the Acquired Companies. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), (b) no written notice of cancellation or modification has been received with respect to any such insurance policies, (c) there is no existing default or event under any such insurance policies that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, (d) all premiums due and payable thereon have been paid, (e) there are no material claims under any such insurance policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a denial or dispute in the ordinary course of business or a customary reservation of rights notice), and (f) such insurance policies are sufficient for compliance by the Acquired Companies with all requirements of applicable Laws and all Material Contracts.

Section 4.23           Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 5.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Laws are inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Transactions.

Section 4.24           Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and approve the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Company Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.25           Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company’s financial advisor, Goldman Sachs & Co. LLC, to be subsequently confirmed in its written opinion to the Company Board, to the effect that, as of the date of such opinion and based on and subject to the factors, assumptions, qualifications, limitations and other matters set forth therein, the Offer Price or Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company will provide or make available to Parent, solely for informational purposes, a copy of the signed opinion following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

Section 4.26           Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a true and complete copy of the engagement letter entered into by and between Goldman Sachs & Co. LLC and the Company.

Section 4.27           Related Party Transactions. No current director, officer or Affiliate of any Acquired Company (a) has outstanding any Indebtedness to any Acquired Company or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with any Acquired Company of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.28           Acknowledgment by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever made by or on behalf of Parent, Purchaser or any of their respective Affiliates regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 5. Such representations and warranties of Parent and Purchaser constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with the Transactions, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by each of Parent and Purchaser. The Company acknowledges and agrees that neither Parent nor any of its Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to any estimates, projections, forecasts or forward-looking statements regarding Parent, Purchaser or their respective businesses or operations, unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 5.1             Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2             Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

Section 5.3             Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4             Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Law or Order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, constitute a default on the part of Parent or Purchaser under, give rise to any right of termination, cancellation or acceleration of any right or obligation under, or require any consent or other authorization of or notice to any Person under, any Contract that is material to Parent, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration or failures to obtain any such consent or other authorization or provide any such notice that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

Section 5.5             Disclosure. The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Offer Documents, at the time of the filing of such Offer Documents or any supplement or amendment thereto with the SEC and at the time such Offer Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to Parent or Purchaser that Parent or Purchaser furnishes to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 and the Company Disclosure Documents, at the time of filing the Schedule 14D-9 and at the time of any distribution or dissemination of the Company Disclosure Documents, will not contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents.

Section 5.6             Litigation. As of the Agreement Date, there is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or Purchaser, other than Legal Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the Agreement Date, neither Parent nor Purchaser is subject to any legally-binding settlement or Order that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the Agreement Date, no investigation or review by any Governmental Body with respect to Parent or Purchaser is pending or, to the Knowledge of Parent, is being threatened, other than any investigations or reviews that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7             Solvency. Immediately after giving effect to the Transactions, Parent and the Surviving Corporation, taken as a whole, shall (a) be able to pay their debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their debts as they become due and (b) have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred by Parent in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.8             Ownership of Company Common Stock; Absence of Certain Arrangements. Neither Parent, nor Purchaser nor any of their respective Affiliates directly or indirectly owns, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the Agreement Date, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL. Neither Parent nor Purchaser nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Transactions or (ii) the Surviving Corporation or any of its businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which (i) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration, as applicable, in respect of such holder’s Shares or (ii) any holder of Shares has agreed to approve this Agreement or vote against any Superior Offer.

Section 5.9             Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

Section 5.10           Sufficient Funds.

(a)            Parent has sufficient cash or other liquid financial resources to, and at the Offer Acceptance Time and at the Effective Time, Parent will have, and will cause Purchaser to have, available the cash necessary to, consummate the Transactions, including payment of the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration at the Effective Time, to pay all related fees and expenses incurred in connection therewith, and to discharge all of Parent’s and Purchaser’s other liabilities as they become due.

(b)            Parent and Purchaser acknowledge that their obligations under this Agreement are not contingent or conditioned upon Parent’s, Purchaser’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

Section 5.11           Acknowledgment by Parent and Purchaser.

(a)            Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever made by or on behalf of the Acquired Companies regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 4, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)            In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders or Representatives, Parent and Purchaser and their respective Affiliates, stockholders or Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates, stockholders or Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, any of its Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

Article 6

CERTAIN COVENANTS OF THE COMPANY

Section 6.1             Access and Investigation. During the period from the Agreement Date until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Companies’ officers, employees, other personnel, and assets and to all existing books and records (provided, however, that any such access shall be conducted at Parent’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company) and (b) furnish to Parent such financial and operating data and other information as Parent may reasonably request, but in the case of each of clauses (a) and (b), for any reasonable business purpose, including reasonable integration planning purposes. The immediately preceding sentence notwithstanding, nothing herein shall require the Company to disclose any information to Parent to the extent such disclosure would (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Law (including Antitrust Law) or any binding confidentiality agreement to which any Acquired Company is a party (so long as, in the case of each of clauses (x) and (y), the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information to the maximum extent possible in a manner that does not waive such privilege with respect thereto or contravene any applicable Law or any such confidentiality agreement, as applicable). Information disclosed pursuant to this Section 6.1 shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, in each case to the extent the Company reasonably determines doing so is required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated as of August 10, 2026, by and between the Company and Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 6.1 shall be directed to an executive officer of the Company or other Person designated by the Company in writing. Nothing in this Section 6.1 will be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information.

Section 6.2             Operation of the Company’s Business.

(a)            During the Pre-Closing Period, except (i) as expressly required under this Agreement or as required by any applicable Law, (ii) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 6.2 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct in all material respects its business and operations in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to preserve intact its current business organization, including by (1) maintaining and preserving its material assets and properties (including material Intellectual Property Rights) in their current condition, ordinary wear and tear excepted, and (2) maintaining its relations and goodwill with its employees and all suppliers, licensors, customers, Governmental Bodies and other Persons with whom it has material business relations (it being understood that no failure to take any action that is specifically prohibited by any provision of Section 6.2(b) shall be deemed a breach of this Section 6.2(a) if the Company has requested Parent’s consent to take such action and Parent has denied such request).

(b)            During the Pre-Closing Period, except (i) as expressly required under this Agreement or as required by any applicable Law, (ii) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 6.2 of the Company Disclosure Schedule, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)            amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or other organizational documents;

(ii)           (A) authorize, establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire (or any instrument convertible into or exchangeable for) any shares of its capital stock, other than: (1) repurchases or reacquisitions in a manner consistent with past practice of Shares outstanding as of the Agreement Date pursuant to the Company’s obligation (under written commitments in effect as of the Agreement Date) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases in a manner consistent with past practice of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the Agreement Date (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the Agreement Date) between the Company and a Company Associate only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards; or (4) settlement or conversion of any of the Company Convertible Notes pursuant to the terms of the Indenture as in effect as of the Agreement Date;

(iii)          split, combine, subdivide or reclassify any Shares or other equity interests;

(iv)          issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant, delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the Agreement Date) of (A) any capital stock, equity interest or other security of any Acquired Company, (B) any subscription, option, call, warrant, restricted securities or right or obligation to acquire any capital stock, equity interest or other security of any Acquired Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any Acquired Company (except that (1) the Company may issue Shares as required to be issued upon the exercise of Company Options or the vesting of Company Stock Awards, in each case, outstanding on the Agreement Date, (2) the Company may issue Company Stock Awards (other than Company Options) to new employees who were offered Company Stock Awards as part of offer letters that were executed prior to the Agreement Date; and (3) the Company may issue Shares upon conversion of the Company Convertible Notes pursuant to the terms of the Indenture as in effect as of the Agreement Date);

(v)           except as contemplated by Section 3.8, Section 6.2(b)(iv) or required by an Employee Plan in existence as of the Agreement Date, (A) establish, adopt, terminate or amend any Employee Plan, (B) amend or waive any of its rights under, or accelerate the time of payment or vesting under, any Employee Plan, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, (D) pay any amount or benefit under, or grant or promise to grant any compensation or benefits under, any Employee Plan (including the grant of any Company Stock Award, Company LTIP Award, Company Restricted Cash Award or other equity or equity-based awards or the removal or modification of any restrictions in any Employee Plan or awards made thereunder), or (E) provide for any increase in the compensation or benefits provided to any Company Associate or under any Employee Plan; provided, however, that notwithstanding the foregoing, any Acquired Company may (1) amend any Employee Plans to the extent required by applicable Laws and (2) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice in accordance with the bonus or commission plans existing on the Agreement Date;

(vi)          (A) enter into (1) any change-of-control or retention agreement with any officer, employee, director or independent contractor or (2) any employment, severance or other material agreement with any officer or employee with an annual base salary greater than $200,000, (B) enter into any consulting agreement with an independent contractor involving annual compensation exceeding $200,000 or (C) hire or terminate (other than for cause) any employee with an annual base salary in excess of $200,000;

(vii)         (A) form any Subsidiary, (B) authorize or enter into agreements providing for any acquisitions of equity interest in or assets or properties of any other Entity or any business or division thereof, or (C) enter into any material joint venture, partnership, collaboration, profit-sharing or similar arrangements;

(viii)        make or authorize any capital expenditure, except that any Acquired Company may make any capital expenditure (A) that is provided for in the Company’s capital expense budget delivered or made available to Parent prior to the Agreement Date, which expenditures shall be in accordance with the categories set forth in such budget, or (B) that, when added to all other capital expenditures made on behalf of the Acquired Companies since the Agreement Date but not provided for in the Company’s capital expense budget delivered or made available to Parent prior to the Agreement Date, does not exceed $500,000 in the aggregate during any fiscal quarter;

(ix)           acquire, lease, sublease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any Encumbrance (other than Permitted Encumbrances), or grant any royalty, milestone or similar payments with respect to, any material right or other material asset or property of the Acquired Companies, except, in the case of any of the foregoing, pursuant to dispositions in the ordinary course of business consistent with past practice of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Companies;

(x)            lend money or make capital contributions or advances to or make investments in, any Person, or incur, guarantee or otherwise become liable or responsible for any Indebtedness, except for (A) short-term borrowings, of not more than $500,000 in the aggregate, incurred in the ordinary course of business consistent with past practice, (B) advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice, (C) intercompany loans and capital contributions among the Acquired Companies, or (D) sales commission advances made in the ordinary course of business consistent with past practice;

(xi)           make, change or revoke any material Tax election (other than in the ordinary course of business), adopt or change any material method of Tax accounting or change any Tax accounting period, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) with respect to any material Tax, consent to the extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment (other than in connection with automatic extensions of the due date for filing a Tax Return), surrender a right to a material Tax refund or settle or compromise any material Tax liability;

(xii)          settle, release, waive or compromise any Legal Proceeding, other than settlements, releases, waivers or compromises of (A) any Legal Proceeding relating to a breach of this Agreement or (B) any Legal Proceeding (x) that results solely in an obligation involving only the payment of monies by the Acquired Companies of not more than $500,000 individually or $2,000,000 in the aggregate and does not impose any injunctive or other non-monetary relief on any Acquired Company, (y) does not involve the admission of wrongdoing by any of the Acquired Companies or any of their respective officers or directors and (z) does not provide for the exclusive license of any material Company IP;

(xiii)         enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Laws);

(xiv)         adopt or implement any stockholder rights plan or similar arrangement;

(xv)          adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)         make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Law;

(xvii)        enter into any new line of business outside of the Acquired Companies’ existing businesses as of the Agreement Date, or materially change its operating policies;

(xviii)       fail in any material respect to maintain the Acquired Companies’ existing material insurance policies or comparable replacement policies;

(xix)         terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any material Governmental Authorization;

(xx)          other than as expressly required by the certificate of incorporation and bylaws and other charter and organizational documents of the Company or by applicable Law, convene any special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

(xxi)         enter into financial swaps, futures or options involving an interest rate, foreign exchange or commodity, or issue or sell any debt securities or any rights to acquire debt securities of the Company or any of its Subsidiaries;

(xxii)        enter into, amend or modify in any material respect, waive any rights under, terminate, replace or release, allow to expire, fail to renew, settle or compromise any material claim, liability or obligation under, any Material Contract outside of the ordinary course of business consistent with past practice;

(xxiii)       make any material change in or to the regular price, credit or distribution policies of the Company Product outside of the ordinary course of business consistent with past practice, or engage in any other activity or practice not consistent with past practice, that would reasonably be considered “channel stuffing”, “trade loading” or that reasonably would be expected to result in an increase, temporary or otherwise, in the demand for inventories of the Company Product but not the use of such inventory;

(xxiv)       grant to any Person any exclusive right to distribute or commercialize any Company Product in any geographic area or territory;

(xxv)        sublease or license any portion of any Leased Real Property or assign any interest therein;

(xxvi)       enter into any new Contract related to, or otherwise commit to undertake, any clinical trials;

(xxvii)      implement, commence or effect any (A) transfer of manufacturing, production, packaging, labeling, testing or other material operations with respect to any Company Product to any other facility or site (or termination of any such activities at any existing facility or site) or (B) transfer, conversion, migration or replacement of any Acquired Company’s enterprise resource planning systems;

(xxviii)     grant to any Person any material refund, credit, discount, rebate or allowance with respect to any Company Product outside of the ordinary course of business consistent with past practice; or

(xxix)        authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xxviii) of this Section 6.2(b).

(c)            Prior to the Effective Time, (i) nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company and (ii) the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 6.3             No Solicitation.

(a)            Except as permitted by this Section 6.3, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, seek or knowingly facilitate, assist or encourage (including by way of furnishing non-public information) the making of an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in or otherwise participate in any discussions (except to notify a Person that makes any inquiry, proposal or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.3) or negotiations regarding, or furnish to any other Person (other than Parent and its Affiliates and its and their Representatives) any non-public information relating to, or provide access to the business, properties, assets, books, records or personnel of, any of the Acquired Companies, in any such case in connection with or for the purpose of soliciting, initiating, seeking, knowingly facilitating, assisting or encouraging, an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) adopt, approve or enter into any letter of intent, acquisition agreement, agreement in principle or other Contract with respect to an Acquisition Proposal, (iv) waive or release any Person from, or fail to use reasonable best efforts to enforce, any standstill agreement or any standstill provisions of any Contract entered into in respect of an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal or (v) resolve or agree to do any of the foregoing. For the avoidance of doubt, the Company Board may take, or omit to take, any of the actions contemplated by clause (iv) of this Section 6.3(a) in the event that the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, provided that the Company promptly (and in any event within twenty-four (24) hours) notifies Parent in writing of any such waiver or release. Immediately following the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, (A) cease and cause to be terminated any solicitation and any and all existing discussions, negotiations or communications with any Person (other than Parent and its Affiliates and its and their Representatives) conducted heretofore with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, and (B) terminate access by any Person (other than Parent, Purchaser, the Company or any of their respective Affiliates or Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal. Promptly following the execution and delivery of this Agreement (and in any event within 24 hours thereafter), the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, request, in writing, the return or destruction of all confidential information previously furnished or made available to any Person (other than Parent and its Affiliates and its and their Representatives). For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3(a) by any Subsidiary of the Company or any Representative of any Acquired Company shall be deemed to be a breach of this Section 6.3(a) by the Company.

(b)            Notwithstanding the limitations set forth in Section 6.3(a), if at any time on or after the Agreement Date and prior to the Offer Acceptance Time, the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the Agreement Date and did not result from or arise out of any breach of this Section 6.3, if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (and the Company provides Parent with written notice of this determination) and (ii) the failure to take the actions referred to in clause (A) or (B) below would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company and its Representatives may (A) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall substantially concurrently provide or make available to Parent any information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(c)            Following the Agreement Date, the Company shall (i) promptly (and in any event within 24 hours after receipt thereof) notify Parent of any inquiry, proposal or offer with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, or any request for information concerning the Company from any Person or group who have made, or would reasonably be expected to make, an Acquisition Proposal, in each case, which are received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, request, inquiry, proposal or offer, (ii) provide to Parent a summary of the available material terms and conditions and, solely to the extent actually in the Company’s or the Company’s Representatives’ possession or control, copies of any such Acquisition Proposal or any such inquiry, proposal or offer, including complete copies of any written agreements and financing documentation relating to any such Acquisition Proposal or any such inquiry, proposal or offer (and any other documentation or written or electronic materials submitted, received, shared or otherwise exchanged in respect thereof), (iii) keep Parent reasonably informed of any material developments, discussions or negotiations (including any amendments or proposed amendments to any material terms or conditions) regarding any such Acquisition Proposal or any such inquiry, proposal or offer on a prompt and timely basis, and (iv)  upon the written request of Parent, reasonably inform Parent of the status and material terms (including any price or similar economic terms) of any such Acquisition Proposal or any such inquiry, proposal or offer.

(d)            Nothing in this Agreement, including this Section 6.3, shall restrict the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the stockholders of the Company (provided, that, in the case of each of clauses (i), (ii) and (iii), such disclosure, to the extent related to an Acquisition Proposal, includes an express reaffirmation of the Company Board Recommendation), and none of the foregoing actions shall be deemed to constitute a Company Adverse Change Recommendation.

Article 7

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1             Company Board Recommendation.

(a)            Subject to Section 7.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) withdraw or withhold (or modify, change or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify, change or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) fail to include the Company Board Recommendation in the Schedule 14D-9 when mailed, (C) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (D) approve, recommend or enter into, or propose publicly to approve, recommend or enter into, any letter of intent, acquisition agreement, agreement in principle or other Contract relating to or providing for any Acquisition Proposal, (E) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days of Parent’s written request to do so following the public announcement of any Acquisition Proposal (or any material amendment to any Acquisition Proposal), (F) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer or (G) resolve or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, enter into or allow any Acquired Company to execute or enter into any Contract (A) with respect to any Acquisition Proposal or (B) requiring, or that would reasonably be expected to cause, the Company to abandon, materially delay, terminate or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).

(b)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting for payment such number of Shares validly tendered and not validly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i)            if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from or arise out of a breach of Section 6.3) from any Person that has not been withdrawn and, after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement pursuant to Section 9.1(d)(i) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C)(1) the Company shall have provided to Parent all the material terms and conditions of the Acquisition Proposal and all other information to be provided in accordance with Section 6.3(c), including copies of the definitive agreements and other applicable transaction documentation (including financing documentation) relating to such Acquisition Proposal, (2) the Company shall have given Parent four (4) Business Days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, so that such Acquisition Proposal would cease to constitute a Superior Offer, and, to the extent requested by Parent, shall have negotiated in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and (3) at the end of such four (4) Business Day period, after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined in good faith, taking into account any revisions to the terms of this Agreement or other proposal made by Parent, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i) would continue to reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. With respect to Section 7.1(b)(i)(C), if there are any material amendments, revisions or changes to the terms of any such Superior Offer, the Company shall notify Parent of each such material amendment, revision or change, and the then-remaining portion of such four (4) Business Day period shall be extended by two (2) Business Days from the time that Parent receives such notification; provided that, for the avoidance of doubt, if no portion of such four (4) Business Day period remains, a new three (3) Business Day period shall commence as a result of any such material amendment, revision or change.

(ii)           other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (B) the Company shall have given Parent a Determination Notice at least four (4) Business Days prior to making any such Company Adverse Change Recommendation; and (C)(1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) Parent shall have four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and, to the extent requested by Parent, shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) at the end of such four (4) Business Day period, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, taking into account the amendments proposed to this Agreement and the Transactions by Parent, if any, shall have determined in good faith that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. With respect to Section 7.1(b)(ii)(C), if there are any material changes to the facts and circumstances relating to such Change in Circumstance, the Company shall notify Parent of each such material change and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such material change.

Section 7.2             Filings, Consents and Approvals.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b)            By way of illustration and not limitation, the Parties agree to promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or expiration or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Date, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, Parent or any of their respective Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries, (v) effectuating any other change or restructuring of the Company, Parent or any of their respective Subsidiaries and (vi) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries (any of the foregoing clauses (i) through (vi), a “Remedial Action”); provided, however, that nothing in this Agreement (including this Section 7.2(b)) shall require Parent or its Affiliates to take or agree to take any Remedial Action that (A) would require the sale, lease, license, divestiture or disposition of, or the holding separate of, any product, product candidate, therapy or medical device set forth on Section 7.2(b) of the Company Disclosure Schedule or any material rights relating thereto, (B) would be material to the business of Parent and its Affiliates (including the Acquired Companies), taken as a whole, measured relative to the size and scale of the Acquired Companies, taken as a whole, as of the Agreement Date, or (C) would reasonably be expected to result in a material impairment to the overall benefits expected to be realized by Parent from the consummation of the Transactions (any such requirement in clauses (A), (B) or (C), a “Burdensome Condition”). Nothing in this Agreement shall require any Party or its Affiliates to take or commit to take any Remedial Action unless such Remedial Action is conditioned on the occurrence of the Closing; provided that, if so requested by Parent, the Company shall agree to take any Remedial Action that is conditioned upon the occurrence of the Closing. The Company shall not, and shall cause its Subsidiaries not to, agree or proffer to take any Remedial Action without the prior written consent of Parent.

(c)            Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than fifteen (15) Business Days after the Agreement Date unless otherwise agreed to in writing by Parent and the Company, make an appropriate filing of all Notification and Report forms as required by the HSR Act and applicable state Antitrust Laws with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(d)            Without limiting the generality of anything contained in this Section 7.2, during the Pre-Closing Period, if Parent and the Company disagree with respect to strategy, Parent shall have the right to direct and control all strategy in connection with obtaining any consents, permits, authorizations, waivers, clearances, approvals or expiration or termination of the waiting period under the HSR Act or other Antitrust Law, including in any Legal Proceeding initiated by any Governmental Body seeking any Order which would have the effect of preventing or delaying the Closing; provided, however, that neither Parent nor the Company shall enter into, amend or extend any timing agreement with any Governmental Body in connection with the Transactions without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Subject to the immediately preceding sentence, each of the Company and Parent (on its and Purchaser’s behalf) shall use its reasonable best efforts to (i) reasonably cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and providing the other Party with any information that may be necessary to prepare any such filings and submissions, (ii) give the other Party prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Party promptly informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Party of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, filing or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference, including any virtual, video or telephonic meetings and discussions, relating to such request, inquiry, investigation, action or Legal Proceeding and have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, however, that materials required to be provided pursuant to this Section 7.2(d) may be redacted (A) to remove references concerning the valuation of the Company or any of its Subsidiaries or assets, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. All filing fees under the HSR Act and for any filings required under applicable state or foreign Antitrust Laws shall be borne 50% by Parent and 50% by the Company.

(e)            Purchaser and Parent shall not, before the Closing, permit any of their Subsidiaries to, directly or indirectly, acquire or agree to acquire any assets, business or equity of, whether by merger, consolidation, purchasing the assets of or equity in, or licensing of the assets of, any Person, which would result in Parent owning, directly or indirectly, any product or product candidate that competes with any Company Product, in each case, if the entering into of an agreement relating to or the consummation of such acquisition would, or would reasonably be expected to, prevent or materially delay or materially impair the ability of the Parties to obtain the expiration or termination of any waiting period applicable to the Transactions under the HSR Act.

Section 7.3             Continuing Employee Benefits.

(a)            Parent agrees that from and after the Effective Time, Parent shall assume and honor, or cause to be assumed and honored, (a) all severance and employment agreements or arrangements for all Continuing Employees, in each case, in accordance with their terms as in effect immediately prior to the Effective Time and (b) any amendments to the terms of the 2026 Corporate Annual Bonus Program and Q4 2026 Incentive Compensation Plans and any determinations made by the Company Board (or any authorized committee thereof) thereunder prior to the Closing in accordance with Section 6.2 of the Company Disclosure Schedule. For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each Continuing Employee (i) base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including annual bonuses and commission opportunities, but excluding long-term cash incentive opportunities) that are no less favorable than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such Continuing Employee by the Acquired Companies immediately prior to the Agreement Date and (ii) other employee benefits (including severance benefits and other health and welfare benefits, but excluding any equity or equity-based compensation, nonqualified deferred compensation or change of control, transaction or retention awards) that are substantially comparable in the aggregate to the benefits (including severance benefits and other health and welfare benefits) provided to such Continuing Employee by the Acquired Companies immediately prior to the Agreement Date.

(b)            Parent and its Subsidiaries and Affiliates (including the Surviving Corporation) will treat, and cause each benefit plan, program, practice, policy and arrangement maintained by Parent or any of its Subsidiaries or Affiliates (including the Surviving Corporation) following the Closing and in which any Continuing Employee (or the spouse, domestic partner or any dependent of any Continuing Employee) participates or is eligible to participate (each, a “Parent Plan”) to treat, for all purposes, including determining eligibility to participate, vesting, and benefit accrual and level of benefits (but not for purposes of benefit accruals under a Parent Plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA), all service with the Acquired Companies and their Affiliates as service with Parent and its Subsidiaries and Affiliates (or predecessor employers to the extent that any Acquired Company, any of its Affiliates, or any Employee Plan provides past service credit); provided, however, that such service need not be taken into account to the extent it would result in duplication of benefits or compensation or was not taken into account for such purposes under the corresponding Employee Plan.

(c)            Parent and its Subsidiaries and Affiliates (including the Surviving Corporation) will use reasonable best efforts to cause each Parent Plan that is a welfare plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not applicable under the corresponding Employee Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by such Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Plan during the plan year of such Employee Plan in which occurs the later of the Effective Time and the date on which such Continuing Employee begins participating in such Parent Plan.

(d)            With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(e)            Unless otherwise requested in writing by Parent no later than fifteen (15) days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions (the form and substance of which shall be subject to reasonable review and comment by Parent) terminating any Employee Plan qualified under Section 401(a) of the Code and containing a Section 401(k) cash or deferred arrangement, such termination to be effective as of the day prior to the Effective Time and contingent upon the occurrence of the Effective Time; provided, however, that the Company shall remain obligated to make true-up matching contributions for the plan year in which such Employee Plan terminates. The Company shall provide to Parent, prior to the Effective Time, a copy of such resolutions as adopted. If such Employee Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable (and, in any event, within thirty (30) days) following the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall take any and all actions as may be required, including amendments to the Parent 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code and specifically including any outstanding participant loans) in the form of cash, notes (in the case of loans) or a combination thereof.

(f)             The provisions of this Section 7.3 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 7.3 is intended to, or shall, constitute the establishment or adoption of, or an amendment to, or limit the Acquired Companies’ ability to amend or terminate any employee benefit plan for purposes of ERISA or otherwise and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 7.4             Indemnification of Officers and Directors.

(a)            All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors and officers of the Company or any of its Subsidiaries as of the Agreement Date or have been directors and officers of the Company or any of its Subsidiaries in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (in each case, as in effect as of the Agreement Date) and as provided in the indemnification agreements between the Company or any of its Subsidiaries and said Indemnified Persons in the forms made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and Parent shall cause the Surviving Corporation and its successors and assigns to maintain and comply with such rights to the fullest extent available under Delaware Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 7.4(a) and the rights provided under this Section 7.4(a) until disposition of such claim.

(b)            From and after the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Laws, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 7.4(b), subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 7.4(b).

(c)            From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, in effect, directors’ and officers’ liability insurance, providing coverage no less favorable to the insureds than the policy maintained by the Company as of the Agreement Date for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), including terms with respect to coverage, deductibles (or retentions) and amounts no less favorable than the current policy; provided that, at or prior to the Effective Time, the Company shall (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed)) purchase a six (6)-year “tail” policy for the existing policy effective as of the Effective Time and such “tail policy” shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 7.4(c); provided, further, that in no event shall the Company be required to expend aggregate premiums in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the aggregate premiums payable for such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost equal to such amount.

(d)            In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made to ensure that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.4.

(e)            The provisions of this Section 7.4 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 7.4 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 7.5             Securityholder Litigation. The Company shall promptly notify Parent of any Legal Proceeding commenced against any Acquired Company or its directors or officers relating to the Transactions. The Company shall give Parent (a) the opportunity to participate (at Parent’s expense) in the defense of such Legal Proceeding, (b) the right to review and comment on all material filings or responses to be made by the Company in connection with such Legal Proceeding, and (c) the right to consult on any proposed settlement with respect to such Legal Proceeding, and the Company shall in good faith take such comments and consultation into account. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and no Acquired Company shall waive, release or assign any material claims or rights in connection with any such Legal Proceeding. The Company will keep Parent reasonably informed on a prompt and timely basis with respect to the status of and developments with respect to any such Legal Proceeding.

Section 7.6             Further Assurances. Without limitation or contravention of the provisions of Section 7.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent and (c) seek to lift any restraint, injunction or other legal bar to the Offer, the Merger or the other Transactions brought by any third party against such Party.

Section 7.7             Public Announcements; Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter, Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in communications with, or in response to questions from, the press, analysts, investors or those attending industry conferences, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) subject to any other applicable terms of this Agreement, each Party may make any disclosures, without the other Party’s prior written consent (but with prior notice), in the Company SEC Documents or in Parent’s filings pursuant to the Exchange Act, as applicable, as may be required by applicable federal securities Laws; provided that such Party shall provide the other Party with a draft of, and a reasonable opportunity to review and comment on, any such disclosure, and shall consider in good faith any comments of the other Party; (c) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; and (d) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to Company Adverse Change Recommendation made in accordance with Section 7.1.

Section 7.8             Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Offer, the Merger or any of the other Transactions, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Offer, the Merger or the other Transactions.

Section 7.9             Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of the Shares and Company Stock Awards in the Transactions by applicable Section 16 individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10           Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Laws, the compensation committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date or are entered into after the Agreement Date and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 7.11           Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

Section 7.12           Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.13           Payoff Letters. The Company shall, and shall cause its Representatives to, use reasonable best efforts to deliver to Parent, at least three (3) Business Days prior to the Closing Date, executed customary payoff letters from each holder of Indebtedness set forth in Section 7.13 of the Company Disclosure Schedule, each of which shall (a) set forth the amount required to pay in full the applicable Indebtedness as of the Closing (collectively, the “Payoff Amounts”) and (b) provide that, upon payment in full of the applicable Payoff Amount, all Encumbrances securing such Indebtedness with respect to the assets of the Company and the Subsidiaries of the Company shall be terminated and of no further force and effect. Parent shall pay, or shall cause one or more of its Subsidiaries to pay, the Payoff Amounts in full on behalf of the Company on the Closing Date.

Section 7.14           Company Convertible Notes; Capped Call Transactions.

(a)            Within the time periods required by the terms of the Indenture, the Company shall take all actions required by, or reasonably requested by Parent pursuant to, the Indenture and applicable Law to be performed by the Company at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent and delivery to the trustee, noteholders or other applicable Persons, as applicable, of any documents or instruments required or reasonably requested by Parent to be delivered at or prior to the Effective Time to such trustee, noteholders or other applicable Persons, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by, or reasonably requested by Parent pursuant to, the Indenture; provided that the Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any such documents or instruments prior to their delivery to the trustee, noteholders or other applicable Persons, as applicable, and shall consider in good faith any comments provided by Parent and its legal counsel.

(b)            The Company shall use reasonable best efforts to cooperate with Parent in seeking to enter into arrangements with the Capped Call Counterparties to cause the Capped Call Transactions to be exercised, settled, canceled or otherwise terminated as of the Effective Time and to enter into any documentation required to effect the foregoing. The Company shall promptly provide Parent with copies of any notices or other written communications received from any Capped Call Counterparty with respect to the Capped Call Transactions, keep Parent reasonably informed of all related discussions and negotiations and provide Parent and its legal counsel with a reasonable opportunity to participate in such discussions and negotiations. The Company shall also provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed written response to any notice or other document received from any Capped Call Counterparty with respect to the Capped Call Transactions and shall promptly respond to any reasonable questions from, and reflect any reasonable comments provided by, Parent or its legal counsel prior to delivering any such response.

(c)            Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Representatives not to, (i) amend, modify or otherwise change the terms of the Capped Call Documentation or (ii) exercise any right, or enter into any agreement, to terminate or trigger an early settlement of any Capped Call Transaction, including with respect to the form of consideration payable in connection with any such early settlement. Nothing in this Section 7.14 shall require the Company to (A) other than as required under the Capped Call Transactions, pay any fees, incur or reimburse any costs or expenses or make any payment in connection with the Capped Call Transactions prior to the Effective Time, (B) enter into any instrument or agreement, or effect any settlement or termination, that is effective prior to the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the Capped Call Documentation; provided that the Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on such notice in accordance with Section 7.14(b). For the avoidance of doubt, the Company and Parent acknowledge that the execution and delivery of this Agreement and the announcement and consummation of the Transactions may give the applicable counterparties to the Capped Call Documentation the discretion to modify the terms of the Capped Call Transactions or to cause early termination thereof, in each case to the extent provided in the Capped Call Documentation.

Section 7.15           Maintenance of Audit Access. Throughout the term of the Flexion CVR Agreement, Parent shall, and shall cause its Subsidiaries to, comply with the terms of Section 4.5(a) of the Flexion CVR Agreement, including by permitting the Independent Accountant (as defined therein) access to certain books and records in accordance with Section 4.5(a) of the Flexion CVR Agreement.

Section 7.16           Additional Covenants.

(a)            During the Pre-Closing Period, to the extent permissible under applicable Laws (including Antitrust Laws), the Company shall use reasonable best efforts to initiate discussions with the counterparties to the Contracts set forth on Section 7.16(a) of the Company Disclosure Schedule regarding potential renewals or extensions of such Contracts and enter into such renewals or extensions. Subject to applicable Law, the Company shall reasonably consult with Parent regarding such discussions, including the terms of any proposed renewal or extension, and keep Parent reasonably informed of the status thereof.

(b)            During the Pre-Closing Period, the Company shall use reasonable best efforts to make available to Parent and its Representatives accurate and complete copies of (i) all clinical and preclinical data relating to any Company Product not previously made available to Parent and (ii) all written correspondence between any Acquired Company and the applicable Governmental Bodies relating to any Company Product, in the case of each of clauses (i) and (ii), promptly after such information or correspondence is received or obtained by the Company; provided that nothing in this Section 7.16(b) shall require the Company to disclose any information to Parent or its Representatives to the extent such disclosure would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law (including Antitrust Law) or any binding confidentiality agreement to which any Acquired Company is a party (so long as, in the case of each of clauses (A) and (B), the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information to the maximum extent possible in a manner that does not waive such privilege with respect thereto or contravene any applicable Law or any such confidentiality agreement, as applicable).

(c)            During the Pre-Closing Period, to the extent permissible under applicable Laws (including Antitrust Laws), the Company shall, and shall direct its Representatives to, consult in good faith with Parent in advance of any announcement or other public communication regarding any clinical or preclinical trial data relating to any Company Product, and consider in good faith any comments provided by Parent with respect thereto.

Article 8

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 8.1             No Restraints. There shall not have been issued by any court or other Governmental Body of competent jurisdiction and remain in effect any temporary, preliminary or permanent Order preventing the consummation of the Merger, nor shall any Law (other than any Antitrust Law) or Order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body of competent jurisdiction and remain in effect (any such Law or Order, a “Legal Restraint”) which directly or indirectly prohibits or makes illegal the consummation of the Merger.

Section 8.2             Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Article 9

TERMINATION

Section 9.1             Termination. This Agreement may be terminated, and the Offer and the Merger may be abandoned:

(a)            by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)            by either Parent or the Company:

(i)            if the Offer Acceptance Time shall not have occurred on or before midnight, Eastern Time, on April 8, 2027 (the “End Date”); provided, however, that in the case of this Section 9.1(b)(i), if on April 8, 2027 all of the Offer Conditions, other than (A) the condition in clause (e) of Annex I, (B) the condition in clause (g) of Annex I (solely to the extent the applicable Legal Restraint arises under Antitrust Law), (C) the condition in clause (h) of Annex I, and (D) those conditions that by their nature are to be satisfied at the time that the Offer expires (but provided, in the case of this clause (D), that such conditions shall then be capable of being satisfied if the Offer Acceptance Time were to take place on such date), shall have been satisfied or waived by Parent, then the End Date shall automatically be extended until July 8, 2027 (and all references to the End Date herein, including in Annex I, shall be deemed to be references to July 8, 2027); provided, further, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(i) in the event that such Party’s material breach of any provision of this Agreement shall have been the cause of, or resulted in, the Offer Acceptance Time not occurring on or prior to the End Date;

(ii)           if a court or other Governmental Body of competent jurisdiction shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which Order shall be final and nonappealable; provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(ii) in the event that such Party’s material breach of any provision of this Agreement shall have been the cause of, or resulted in, the issuance of such final and nonappealable Order;

(c)            by Parent, at any time prior to the Offer Acceptance Time:

(i)            if the Company Board shall have effected a Company Adverse Change Recommendation; or

(ii)           if a breach of any representation or warranty contained in Article 4 of this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the conditions set forth in clause (b) (Representations and Warranties of the Company) or clause (c) (Covenants of the Company) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date on which Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(d)            by the Company, at any time prior to the Offer Acceptance Time:

(i)            in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) if the Company has complied in all material respects with the notice, negotiation and other requirements of Section 7.1(b)(i) and the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee;

(ii)           if a breach of any representation or warranty contained in Article 5 of this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(iii)          in the event that (i) Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) or (ii) Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(iii) in the event that Purchaser’s failure to commence the Offer is primarily due to the Company’s material breach of this Agreement.

Section 9.2             Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) Section 2.1(d), Section 2.2(b), this Section 9.2, Section 9.3 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (c) the termination of this Agreement shall not relieve any Party from any claim, liability or damages to the other in respect of any fraud or Willful Breach of this Agreement prior to such termination. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.5(b) in lieu of terminating this Agreement pursuant to Section 9.1.

Section 9.3             Expenses; Termination Fee.

(a)            Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and the Merger are consummated.

(b)            In the event that:

(i)            this Agreement is terminated by the Company in accordance with Section 9.1(d)(i);

(ii)           this Agreement is terminated by Parent in accordance with Section 9.1(c)(i); or

(iii)          (x) this Agreement is terminated pursuant to Section 9.1(b)(i), (y) after the Agreement Date and prior to such termination, there shall have been made known, proposed or communicated to the Company Board, or been publicly disclosed, an Acquisition Proposal and such Acquisition Proposal shall not have been withdrawn (or, if such Acquisition Proposal was publicly disclosed, publicly withdrawn) prior to the time of the termination of this Agreement and (z) within twelve (12) months of such termination, the Company shall have either (1) consummated any Acquisition Proposal or (2) entered into any definitive agreement in respect of any Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12) month period); (provided, that for purposes of this clause (z) the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under this Section 9.3(b), the Company shall pay, or shall cause to be paid, to Parent the Termination Fee by wire transfer of same day funds to an account designated in writing by Parent (A) in the case of Section 9.3(b)(i), prior to or concurrently with the termination of this Agreement, (B) in the case of Section 9.3(b)(ii), within two (2) Business Days after such termination or (C) in the case of Section 9.3(b)(iii), within two (2) Business Days after the consummation of the Acquisition Proposal referred to in clause (z) above. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $62,000,000.

(c)            Notwithstanding any provision of this Agreement to the contrary, including Section 10.5(b), Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 9.3(b) shall be the sole and exclusive remedy of Parent, Purchaser or any of their respective Affiliates and Representatives against the Company, its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Termination Fee becomes due and payable and is paid to Parent, and upon payment in full of such amount, none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the Transactions; provided, however, that nothing in this Section 9.3(c) shall limit the rights of Parent or Purchaser under Section 10.5(b) or in the case of fraud or Willful Breach. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at a rate equal to the sum of (i) the prime rate as published in the Wall Street Journal on the date such payment was required to be made and (ii) two (2) percent, with such interest accruing on such amount from the date such payment was required to be made through the date such payment was actually received by Parent or its designee. For the avoidance of doubt, Parent or Purchaser may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 10.5(b) or the payment of the Termination Fee pursuant to Section 9.3(b), but in no event shall Parent or Purchaser be entitled to both (i) equitable relief ordering the Company to consummate the Transactions in accordance with Section 10.5(b) and (ii) the payment of the Termination Fee pursuant to Section 9.3(b).

Article 10

MISCELLANEOUS PROVISIONS

Section 10.1           Amendments. Prior to the Offer Acceptance Time, subject to Section 7.4(e), this Agreement may be amended only with the approval of the Company Board and Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding the foregoing, there shall be made no amendment, modification or supplement to this Agreement after the Effective Time.

Section 10.2           Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3           No Survival. None of the representations or warranties in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement will survive the Effective Time.

Section 10.4           Entire Agreement; Counterparts. This Agreement (including the exhibits, annexes, schedules and instruments referred to herein) constitutes the entire agreement and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. The Company Disclosure Schedule is “facts ascertainable” as such term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Schedule shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5           Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action or proceeding arising out of, relating to or in connection with this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 10.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.8. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including any claim based on the doctrine of forum non conveniens or any similar doctrine). The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specified terms or otherwise breach such provisions. Subject to the terms and conditions of this Section 10.5(b), the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 9.3 (A) except with respect to monetary damages, are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Purchaser would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(b) shall not be required to provide any bond or other security in connection with the seeking of any such injunction or specific performance.

(c)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.6           Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void ab initio and of no effect, except that Parent or Purchaser may assign its rights under this Agreement to any wholly owned Subsidiary so long as Parent provides the Company with prior written notice of such assignment and such assignment does not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement, it being further understood and agreed that no such assignment, transfer or pledge permitted pursuant to this Section 10.6 shall relieve Parent or Purchaser of its obligations hereunder.

Section 10.7           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, and (ii) the right of the holders of Company Stock Awards, Company LTIP Awards and Company Restricted Cash Awards to receive the amounts payable pursuant to Section 3.8; (b) each Indemnified Person as set forth in Section 7.4; and (c) the limitations on liability of the Company Related Parties as set forth in Section 9.3(c). Notwithstanding the foregoing, the Parties hereby agree that the Company shall have the right, in accordance with and to the fullest extent permitted by Section 261(a) of the DGCL, as representative on behalf of the Company’s stockholders, to pursue, through a Legal Proceeding brought by the Company, claims for damages from Parent in the event of fraud or Willful Breach by Parent or Purchaser, in which event the damages recoverable by the Company for itself and on behalf of the holders of Shares may, to the fullest extent permitted by Section 261(a)(1) of the DGCL, include, to the extent awarded by a court of competent jurisdiction, damages based on the loss of the economic benefit of the Transactions that would have been recoverable under the circumstances of such breach by such holders of Shares if all such holders brought an action against Parent and were recognized as third-party beneficiaries hereunder; provided that (A) in no event shall any holder of Shares be entitled to pursue such damages directly on his, her or its own behalf, and (B) the Company may retain, without distribution to the Company’s stockholders, any damages received. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and the Parties acknowledge and agree that, in some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.8           Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service with a copy by email, (c) if sent by email transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (d) if sent by email transmission after 5:00 p.m. recipient’s local time, the Business Day following the date of transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender); provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Surviving Corporation):

Viatris Inc.

1000 Mylan Blvd.

Canonsburg, PA 15317

Attention:	Matthew J. Maletta, Chief Legal Officer
Email:	[***]

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York City, NY 10001

Attention:	Mark I. Greene Aaron M. Gruber Andrew M. Wark
Email:	mgreene@cravath.com agruber@cravath.com awark@cravath.com

if to the Company (prior to the Effective Time):

Pacira BioSciences, Inc.
1 Sylvan Way, Suite 300

Parsippany, NJ 07054

Attention:	Anthony Molloy, Chief Legal & Compliance Officer
Email:	[***]

with a copy to (which shall not constitute notice):

Ashurst Perkins Coie

1900 Sixteenth Street, Suite 1400

Denver, CO 80202

Attention:	Jason Day Jeff Beuche
Email:	Jason.Day@ashurstperkins.com Jeff.Beuche@ashurstperkins.com

Section 10.9           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the Parties as closely as possible such that the Transactions are fulfilled to the fullest extent possible.

Section 10.10         Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 10.11         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent and Purchaser when due and payable. The Company shall cooperate with Purchaser and Parent in preparing, executing and filing any Tax Returns with respect to such Taxes.

Section 10.12         Interpretation.

(a)            For purposes of this Agreement, the Parties agree that:

(i)            whenever the context requires, the singular number shall include the plural, and vice versa;

(ii)           the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”;

(iii)          the words “hereof,” “herein,” “hereby,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)          the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;”

(v)           the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders;

(vi)          where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires;

(vii)         a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date;

(viii)        the information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement or such information constitutes a representation or warranty of the Company;

(ix)           the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”);

(x)            all references to “dollars” or “$” are to U.S. Dollars, unless expressly stated otherwise;

(xi)           the phrases “furnished,” “provided,” “delivered” or “made available,” or words of similar import, when used with respect to any document or other information of the Acquired Companies, mean that such document or information (A) has been posted in the “Project Peach” virtual data room hosted by ShareVault at least one (1) Business Day prior to the date of this Agreement and not removed from such electronic data room prior to the Agreement Date or (B) is publicly available in the EDGAR database of the SEC at least one (1) Business Day prior to the date of this Agreement;

(xii)          unless otherwise indicated or the context otherwise requires, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person;

(xiii)         unless Business Days are expressly specified, references to a number of days shall refer to calendar days, and if any action is required to be taken on or by a day that is not a Business Day, such action may be taken on or by the next Business Day;

(xiv)        the phrases “identifies,” “lists,” “sets forth,” “sets forth a true and correct list” and words of similar import, when used with respect to information required to be disclosed in the Company Disclosure Schedule, shall have the same meaning and effect; and

(xv)         the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1).

(b)            Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Company to take any action in violation of applicable Law.

(c)            This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

Section 10.13         Company Disclosure Schedule References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement and any other Section or subsection of this Agreement where the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

[Signature pages follow]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PACIRA BIOSCIENCES, INC.

By:	/s/ Frank D. Lee
Name:	Frank D. Lee
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

VIATRIS INC.

By:	/s/ Paul Campbell
Name:	Paul Campbell
Title:	Interim Chief Financial Officer, Chief Accounting Officer & Corporate Controller

PEACH PURCHASER SUB INC.

By:	/s/ Michael Rainerman
Name:	Michael Rainerman
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Surviving Corporation Certificate of Incorporation

[***]

Exhibit B

Surviving Corporation Bylaws

[***]

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”) unless specifically defined in this Annex I. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (i) below. Accordingly, notwithstanding any provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 2.1(c) of the Agreement) or amend the Offer as otherwise permitted by the Agreement, if: (A) the Minimum Condition shall not be satisfied as of one (1) minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer or (B) any of the additional conditions set forth in clauses (b) through (i) below shall not be satisfied or waived (to the extent permitted by the Agreement and applicable Law) in writing by Parent:

(a) the number of Shares validly tendered (and not properly withdrawn) prior to the time that the Offer expires (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), represents at least one (1) Share more than 50% of the then issued and outstanding Shares (the “Minimum Condition”);

(b)

(i) the representations and warranties of the Company set forth in Section 4.4(a) and the first sentence of Section 4.4(c) (Capitalization, Etc.) of the Agreement shall have been true and correct in all respects except for any de minimis inaccuracies at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(ii) the representations and warranties of the Company set forth in Section 4.1 (Due Organization; Subsidiaries, Etc.), Section 4.2 (Certificate of Incorporation and Bylaws), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4 (Capitalization, Etc.) (other than Section 4.4(a) and the first sentence of Section 4.4(c)), Section 4.24 (Merger Approval) and Section 4.26 (Brokers and Other Advisors) of the Agreement shall have been true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(iii) the representations and warranties of the Company set forth in Section 4.7(a) (Absence of Changes) shall have been true and correct in all respects at and as of the Offer Acceptance Time as if made on and as of such time; and

(iv) all of the other representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b)(i), (b)(ii) or (b)(iii) above) shall have been true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) since the Agreement Date, there shall not have been any Material Adverse Effect that shall be continuing as of the Offer Acceptance Time;

(e) the waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated, and any timing agreement with any Governmental Body applicable to the Offer or the Merger shall have expired or otherwise ceased to restrict the consummation of the Offer and the Merger;

(f) Parent and Purchaser shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been duly satisfied (the “Officer’s Certificate Condition”);

(g) there shall not be in effect a Legal Restraint that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger;

(h) there shall not be in effect a Legal Restraint imposing a Burdensome Condition, and there shall not be pending any action, suit, charge, complaint, litigation, or arbitration brought by any Governmental Body of competent jurisdiction seeking (i) a Legal Restraint prohibiting, or making illegal, any of the Transactions or (ii) to impose a Burdensome Condition; and

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(i) the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser (except for the Minimum Condition, the Termination Condition and the conditions set forth in clauses (e) and (g)), and may be waived (but solely to the extent permitted by the Agreement and applicable Law) by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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